UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549
                               SCHEDULE 13D
                 Under the Securities Exchange Act of 1934

                         (Amended Amendment No. 11)*

                          Wm. Wrigley Jr. Company
                              (Name of Issuer)

                                Common Stock
                       (Title of Class of Securities)

                                982526 10 5
                               (CUSIP Number)

                  Raymond H. Drymalski, Bell, Boyd & Lloyd
                       70 West Madison Street, #3200
                   Chicago, Illinois 60602, (312) 372-1121
          (Name, Address and Telephone Number of Person Authorized
                    to Receive Notices and Communications)

                                January 3, 1994
           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box ( ).

Check the following box if a fee is being paid with the statement ( ). (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 6 Pages

SCHEDULE 13D
CUSIP No.    982526 10 5
PAGE  2  of   6   Pages

1    NAME OF REPORTING PERSON:  Edna Jean Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:                96,120
8    SHARED VOTING POWER:          10,567,848
9    SOLE DISPOSITIVE POWER:           96,120
10   SHARED DISPOSITIVE POWER:     10,567,848
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       10,663,968
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  11.80%
14   TYPE OF REPORTING PERSON:  IN

SCHEDULE 13D
CUSIP No.    982526 10 5
PAGE  3  of   6   Pages

1    NAME OF REPORTING PERSON:  James S. Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:              106,662
8    SHARED VOTING POWER:          7,066,554
9    SOLE DISPOSITIVE POWER:         106,662
10   SHARED DISPOSITIVE POWER:     7,066,554
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       7,173,216
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  7.94%
14   TYPE OF REPORTING PERSON:  IN

SCHEDULE 13D
CUSIP No.    982526 10 5
PAGE  4  of   6   Pages

1    NAME OF REPORTING PERSON:  Paxson H. Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:               96,997
8    SHARED VOTING POWER:          6,565,510
9    SOLE DISPOSITIVE POWER:          96,997
10   SHARED DISPOSITIVE POWER:     6,565,510
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       6,662,507
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  7.37%
14   TYPE OF REPORTING PERSON:  IN

PAGE  5  of   6   Pages

     This Amendment No. 11 is filed solely to restate the original Schedule 13D and the amendments thereto, in compliance with the requirements of Rule 101(a)(2)(ii) of Regulation S-T, which corrects and supersedes Rule 13d-2(c). This Amendment No. 11 relates to the joint statement on Schedule 13D, dated October 18, 1991, as previously amended and as amended hereby (the "Statement"), of Edna Jean Offield ("EJO"), James S. Offield ("JSO") and
Paxson H. Offield ("PHO") relating to the Common Stock, no par value, of the Wm. Wrigley Jr. Company (the "Company"). Unless otherwise defined herein, all capitalized terms used but not defined herein shall have the meanings given them in the joint statement filed October 18, 1991 or any previous amendment. Except as amended hereby, the information set forth in the Statement remains true, complete and correct.

Item 5.  Interest in Securities of the Issuer.

     (a) Shares of Class B Common Stock, no par value ("Class B Stock"), of the Company are convertible at any time into shares of Common Stock on a share for share basis, are entitled to ten votes per share and are subject to restrictions on transfer. Because of the conversion feature of the Class B Stock, rule 13d-3(d) under the Securities Exchange Act of 1934, as amended, requires that the shares of Class B Stock beneficially owned by the reporting persons be treated as shares of Common Stock for purposes of this Statement. The following table sets forth, with respect to each of the reporting persons (i) the aggregate number of shares of Common Stock beneficially owned, and (ii) the approximate percentage of outstanding shares of Common Stock beneficially owned. Of the shares set forth under the middle column below, 3,253,362, 2,024,034 and 1,792,119 are shares of Class B Stock beneficially owned by EJO, JSO and PHO, respectively. The percentage calculations set forth below are based on 90,370,853 shares of Common Stock outstanding as of July 15, 1993, plus the respective number of shares of Class B Stock that are beneficially owned by the reporting persons.

                    Shares of
     Reporting      Common Stock                Percentage
     Person         Beneficially Owned<F1>      Owned
     ----------     ------------------          ---------
     EJO            10,663,968                  11.80%

     JSO             7,173,216                   7.94%

     PHO             6,662,507                   7.37%


     (b) The following table sets forth, with respect to each of the reporting persons, the number of shares of Common Stock as to which the reporting person has (i) sole power to vote or to direct the vote, (ii) shared power to vote or direct the vote, (iii) sole power to dispose or direct the disposition, and (iv) shared power to dispose or direct the disposition:

                  Sole           Shared            Sole             Shared
   Reporting     Voting          Voting         Dispositive     Dispositive
     Person     Power<F1>       Power<F2>        Power<F1>        Power<F2>
    --------    ---------      -----------       ---------         ---------
      EJO       96,120<F3>    10,567,848<F4>    96,120<F3>    10,567,848<F4>

      JSO      106,662<F5>     7,066,554<F6>   106,662<F5>     7,066,554<F6>

      PHO       96,997<F5>     6,565,510<F7>    96,997<F5>     6,565,510<F7>


     (c) The reporting persons have effected the following transactions in the Common Stock of the Company since Amendment No. 10 was filed: NONE

- ----------------------
<F1>  Of the shares listed in this column, 81,066 and 75,999 are shares of
Class B Stock beneficially owned by JSO and PHO, respectively.

<F2>  Of the shares listed in this column, 3,253,362, 1,942,968 and 1,716,120 are shares of Class B Stock beneficially owned by EJO, JSO and PHO, respectively.

<F3>  EJO beneficially owns these shares in her capacity as trustee under a living trust she established several years ago.

<F4>  EJO beneficially owns (i) 4,002,338 of these shares as a result of being a trustee of several family trusts, (ii) 6,025,396 of these shares as a result of the provisions of certain family trusts described under Item 6, and (iii) 540,114 of these shares as a result of serving as a director of the Foundation, which is the legal owner of such 540,114 shares. EJO disclaims beneficial ownership of all of the shares described in clauses (i) and (iii) of the preceding sentence and 2,523,291 of the shares described in clause (ii) of that sentence.

<F5>  The indicated reporting person beneficially owns these shares in his capacity as trustee under a living trust.

<F6>  JSO beneficially owns (i) 501,044 of these shares as a result of being a trustee of several family trusts, (ii) 6,025,396 of these shares as a result of the provisions of certain family trusts described under Item 6, and (iii) 540,114 of these shares as a result of serving as a director of the Foundation, which is the legal owner of such 540,114 shares. JSO disclaims beneficial ownership of 430,380 of the shares described in clause (i) of the preceding sentence, 3,130,311 of the shares described in clause (ii) of that sentence and all of the shares described in clause (iii) of that sentence.

<F7>  PHO beneficially owns (i) 6,025,396 of these shares as a result of the provisions of certain family trusts described herein under Item 6, and (ii) 540,114 of these shares as a result of serving as a director of the Foundation, which is the legal owner of such 540,114 shares. PHO disclaims beneficial ownership of 3,099,911 of the shares described in clause (i) of the preceding sentence and all of the shares described in clause (ii) of that sentence.

PAGE  6  of   6   Pages

                                  Signatures

     After reasonable inquiry, the undersigned certify that the information set forth in this Statement, or amendment thereto, is true, complete and correct.

Dated:    January 3, 1994            /s/ Edna Jean Offield
                                       ------------------------
                                           Edna Jean Offield


                                       /s/ James S. Offield
                                       ------------------------
                                           James S. Offield


                                       /s/ Paxson H. Offield
                                       ------------------------
                                           Paxson H. Offield

********************

END AMENDMENT 11

********************

BEGIN AMENDMENT 10

********************

                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549
                               SCHEDULE 13D
                 Under the Securities Exchange Act of 1934

                            (Amendment No. 10)*

                          Wm. Wrigley Jr. Company
                              (Name of Issuer)

                                Common Stock
                       (Title of Class of Securities)

                                982526 10 5
                               (CUSIP Number)

                  Raymond H. Drymalski, Bell, Boyd & Lloyd
                       70 West Madison Street, #3200
                   Chicago, Illinois 60602, (312) 372-1121
          (Name, Address and Telephone Number of Person Authorized
                    to Receive Notices and Communications)

                                August 18, 1993
           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box ( ).

Check the following box if a fee is being paid with the statement ( ). (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 6 Pages

SCHEDULE 13D
CUSIP No.    982526 10 5
PAGE  2  of   6   Pages

1    NAME OF REPORTING PERSON:  Edna Jean Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:                96,120
8    SHARED VOTING POWER:          10,567,848
9    SOLE DISPOSITIVE POWER:           96,120
10   SHARED DISPOSITIVE POWER:     10,567,848
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       10,663,968
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  11.80%
14   TYPE OF REPORTING PERSON:  IN

SCHEDULE 13D
CUSIP No.    982526 10 5
PAGE  3  of   6   Pages

1    NAME OF REPORTING PERSON:  James S. Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:              106,662
8    SHARED VOTING POWER:          7,066,554
9    SOLE DISPOSITIVE POWER:         106,662
10   SHARED DISPOSITIVE POWER:     7,066,554
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       7,173,216
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  7.94%
14   TYPE OF REPORTING PERSON:  IN

SCHEDULE 13D
CUSIP No.    982526 10 5
PAGE  4  of   6   Pages

1    NAME OF REPORTING PERSON:  Paxson H. Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:               96,997
8    SHARED VOTING POWER:          6,565,510
9    SOLE DISPOSITIVE POWER:          96,997
10   SHARED DISPOSITIVE POWER:     6,565,510
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       6,662,507
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  7.37%
14   TYPE OF REPORTING PERSON:  IN

PAGE  5  of   6   Pages

     This Amendment No. 10 relates to the joint statement on Schedule 13D, dated October 18, 1991, as previously amended and as amended hereby (the "Statement"), of Edna Jean Offield ("EJO"), James S. Offield ("JSO") and Paxson H. Offield ("PHO") relating to the Common Stock, no par value, of the Wm. Wrigley Jr. Company (the "Company"). Unless otherwise defined herein, all capitalized terms used but not defined herein shall have the meanings given them in the joint statement filed October 18, 1991 or any previous amendment. Except as amended hereby, the information set forth in the Statement remains true, complete and correct.

Item 3.  Source and Amount of Funds or Other Consideration.

     EJO transferred 32,040 shares and the Wrigley Offield Trust ("WO Trust") transferred 609,912 shares of the Company's Class B Common Stock, without par value (the "Class B Common Stock") on August 18, 1993 in exchange for the same number of shares of the Company's Common Stock beneficially owned by William Wrigley, the President and Chief Executive Officer of the Company. The shares were exchanged on a one-for-one basis, and there was no cash or other consideration involved in the exchange.

Item 4.  Purpose of Transaction.

     The exchange of 641,952 shares of Class B Common Stock for the same number of shares of Common Stock was effected to provide for the continuing ownership of such Class B Common Stock (which has ten votes per share) by members of the extended Wrigley family or their affiliates while providing EJO and the WO Trust with flexibility to consider future sales of all or part of their respective shares, without regard to the restrictions set forth in the Company's Restated Certificate of Incorporation applicable to the Company's Class B Common Stock.

Item 5.  Interest in Securities of the Issuer.

     (a) Shares of Class B Common Stock, no par value ("Class B Stock"), of the Company are convertible at any time into shares of Common Stock on a share for share basis, are entitled to ten votes per share and are subject to restrictions on transfer. Because of the conversion feature of the Class B Stock, rule 13d-3(d) under the Securities Exchange Act of 1934, as amended, requires that the shares of Class B Stock beneficially owned by the reporting persons be treated as shares of Common Stock for purposes of this Statement. The following table sets forth, with respect to each of the reporting persons
(i) the aggregate number of shares of Common Stock beneficially owned, and (ii) the approximate percentage of outstanding shares of Common Stock beneficially owned. Of the shares set forth under the middle column below, 3,253,362, 2,024,034 and 1,792,119 are shares of Class B Stock beneficially owned by EJO, JSO and PHO, respectively. The percentage calculations set forth below are based on 90,370,853 shares of Common Stock outstanding as of July 15, 1993, plus the respective number of shares of Class B Stock that are beneficially owned by the reporting persons.

                    Shares of
     Reporting      Common Stock                Percentage
     Person         Beneficially Owned<F1>      Owned
     ----------     ------------------          ---------
     EJO            10,663,968                  11.80%

     JSO<F9>         7,173,216                   7.94%

     PHO             6,662,507                   7.37%


     (b) The following table sets forth, with respect to each of the reporting persons, the number of shares of Common Stock as to which the reporting person has (i) sole power to vote or to direct the vote, (ii) shared power to vote or direct the vote, (iii) sole power to dispose or direct the disposition, and (iv) shared power to dispose or direct the disposition:

                  Sole           Shared             Sole            Shared
   Reporting     Voting          Voting          Dispositive      Dispositive
     Person     Power<F1>       Power<F2>         Power<F1>        Power<F2>
    --------    ---------      -----------        ---------        ---------
      EJO       96,120<F3>    10,567,848<F4>      96,120<F3>     10,567,848<F4>

      JSO      106,662<F5>     7,066,554<F6>     106,662<F5>      7,066,554<F6>

      PHO       96,997<F5>     6,565,510<F7>      96,997<F5>      6,565,510<F7>


     (c) The reporting persons have effected the following transactions in the Common Stock of the Company since Amendment No. 9 was filed:

                                               Type of
     Date      Amount Sold    Price          Transaction
     ------      -------      -----          ------------
    08/18/93     641,952     $0.00           Cashless Exchange


- ----------------------
<F1>  Of the shares listed in this column, 81,066 and 75,999 are shares of
Class B Stock beneficially owned by JSO and PHO, respectively.

<F2>  Of the shares listed in this column, 3,253,362, 1,942,968 and 1,716,120 are shares of Class B Stock beneficially owned by EJO, JSO and PHO, respectively.

<F3>  EJO beneficially owns these shares in her capacity as trustee under a living trust she established several years ago.

<F4>  EJO beneficially owns (i) 4,002,338 of these shares as a result of being a trustee of several family trusts, (ii) 6,025,396 of these shares as a result of the provisions of certain family trusts described under Item 6, and (iii) 540,114 of these shares as a result of serving as a director of the Foundation, which is the legal owner of such 540,114 shares. EJO disclaims beneficial ownership of all of the shares described in clauses (i) and (iii) of the preceding sentence and 2,523,291 of the shares described in clause (ii) of that sentence.

<F5>  The indicated reporting person beneficially owns these shares in his capacity as trustee under a living trust.

<F6>  JSO beneficially owns (i) 501,044 of these shares as a result of being a trustee of several family trusts, (ii) 6,025,396 of these shares as a result of the provisions of certain family trusts described under Item 6, and (iii) 540,114 of these shares as a result of serving as a director of the Foundation, which is the legal owner of such 540,114 shares. JSO disclaims beneficial ownership of 430,380 of the shares described in clause (i) of the preceding sentence, 3,130,311 of the shares described in clause (ii) of that sentence and all of the shares described in clause (iii) of that sentence.

<F7>  PHO beneficially owns (i) 6,025,396 of these shares as a result of the provisions of certain family trusts described herein under Item 6, and (ii) 540,114 of these shares as a result of serving as a director of the Foundation, which is the legal owner of such 540,114 shares. PHO disclaims beneficial ownership of 3,099,911 of the shares described in clause (i) of the preceding sentence and all of the shares described in clause (ii) of that sentence.

PAGE  6  of   6   Pages

                                  Signatures

     After reasonable inquiry, the undersigned certify that the information set forth in this Statement, or amendment thereto, is true, complete and correct.

Dated:    September 13, 1993           /s/ Edna Jean Offield
                                       ------------------------
                                           Edna Jean Offield


                                       /s/ James S. Offield
                                       ------------------------
                                           James S. Offield


                                       /s/ Paxson H. Offield
                                       ------------------------
                                           Paxson H. Offield

********************

END AMENDMENT 10

********************

BEGIN AMENDMENT 9

********************

                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549
                               SCHEDULE 13D
                 Under the Securities Exchange Act of 1934

                            (Amendment No. 9)*

                          Wm. Wrigley Jr. Company
                              (Name of Issuer)

                                Common Stock
                       (Title of Class of Securities)

                                  9825265
                               (CUSIP Number)

                  Raymond H. Drymalski, Bell, Boyd & Lloyd
                       70 West Madison Street, #3200
                   Chicago, Illinois 60602, (312) 372-1121
          (Name, Address and Telephone Number of Person Authorized
                    to Receive Notices and Communications)

                                June 30, 1993
           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box ( ).

Check the following box if a fee is being paid with the statement ( ). (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 8 Pages

SCHEDULE 13D
CUSIP No.    9825265
PAGE  2  of   8   Pages

1    NAME OF REPORTING PERSON:  Edna Jean Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:                96,120
8    SHARED VOTING POWER:          10,567,848
9    SOLE DISPOSITIVE POWER:           96,120
10   SHARED DISPOSITIVE POWER:     10,567,848
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       10,663,968
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  11.78%
14   TYPE OF REPORTING PERSON:  IN

SCHEDULE 13D
CUSIP No.    9825265
PAGE  3  of   8   Pages

1    NAME OF REPORTING PERSON:  James S. Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:              106,662
8    SHARED VOTING POWER:          7,066,554<F9>
9    SOLE DISPOSITIVE POWER:         106,662
10   SHARED DISPOSITIVE POWER:     7,066,554<F9>
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       7,173,216<F9>
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  7.93%
14   TYPE OF REPORTING PERSON:  IN

SCHEDULE 13D
CUSIP No.    9825265
PAGE  4  of   8   Pages

1    NAME OF REPORTING PERSON:  Paxson H. Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:               96,997
8    SHARED VOTING POWER:          6,565,510
9    SOLE DISPOSITIVE POWER:          96,997
10   SHARED DISPOSITIVE POWER:     6,565,510
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       6,662,507
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  7.36%
14   TYPE OF REPORTING PERSON:  IN

PAGE  5  of   8   Pages

     This Amendment No. 9 relates to the joint statement on Schedule 13D, dated October 18, 1991, as previously amended and as amended hereby (the "Statement"), of Edna Jean Offield ("EJO"), James S. Offield ("JSO") and Paxson H. Offield ("PHO") relating to the Common Stock, no par value, of the Wm. Wrigley Jr. Company (the "Company"). Unless otherwise defined herein, all capitalized terms used but not defined herein shall have the meanings given them in the joint statement filed October 18, 1991 or any previous amendment. Except as amended hereby, the information set forth in the Statement remains true, complete and correct.

Item 4.  Purpose of Transaction.

     Pursuant to the agreement described under Item 6, on June 30, 1993, The Offield Family Foundation (the "Foundation") sold 150,000 shares of
Common Stock to the Company for a purchase price per share determined in accordance with a formula set forth in such agreement. Each of the reporting persons is a director of the Foundation and as such shares voting and dispositive power with respect to the Common Stock of the Company owned by the Foundation. Each of the reporting persons disclaims beneficial ownership of such Common Stock. Following the sale described above, the Foundation owns 540,114 shares of Common Stock of the Company.

Item 5.  Interest in Securities of the Issuer.

     (a) Shares of Class B Common Stock, no par value ("Class B Stock"), of the Company are convertible at any time into shares of Common Stock on a share for share basis, are entitled to ten votes per share and are subject to restrictions on transfer. Because of the conversion feature of the Class B Stock, rule 13d-3(d) under the Securities Exchange Act of 1934, as amended, requires that the shares of Class B Stock beneficially owned by the reporting persons be treated as shares of Common Stock for purposes of this Statement. The following table sets forth, with respect to each of the reporting persons
(i) the aggregate number of shares of Common Stock beneficially owned, and (ii) the approximate percentage of outstanding shares of Common Stock beneficially owned. Of the shares set forth under the middle column below, 3,895,314, 2,633,946 and 2,402,031 are shares of Class B Stock beneficially owned by EJO, JSO and PHO, respectively. The percentage calculations set forth below are based on 90,505,687 shares of Common Stock outstanding as of June 30, 1993, plus the respective number of shares of Class B Stock that are beneficially owned by the reporting persons.

                    Shares of
     Reporting      Common Stock             Percentage
     Person         Beneficially Owned       Owned
     ----------      -------------            ---------
     EJO            10,663,968               11.78%

     JSO<F9>         7,173,216                7.93%

     PHO             6,662,507                7.36%


     (b) The following table sets forth, with respect to each of the reporting persons, the number of shares of Common Stock as to which the reporting person has (i) sole power to vote or to direct the vote, (ii) shared power to vote or direct the vote, (iii) sole power to dispose or direct the disposition, and (iv) shared power to dispose or direct the disposition:

                  Sole           Shared             Sole            Shared
   Reporting     Voting          Voting          Dispositive      Dispositive
     Person     Power<F1>       Power<F2>         Power<F1>        Power<F2>
    --------    ---------      -----------        ---------        ---------
      EJO       96,120<F3>    10,567,848<F4>      96,120<F3>     10,567,848<F4>

      JSO<F9>  106,662<F5>     7,066,554<F6>     106,662<F5>      7,066,554<F6>

      PHO       96,997<F5>     6,565,510<F7>      96,997<F5>      6,565,510<F7>


     (c) The reporting persons have effected the following transactions in the Common Stock of the Company since Amendment No. 8 was filed:

                                               Type of
     Date      Amount Sold    Price          Transaction
     ------      -------      -----          ------------
    06/30/93     150,000     $33.29          Private Placement


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     Pursuant to an agreement dated August 24, 1992 (the "Agreement"), the Foundation agreed to sell to the Company 600,000 shares of Common Stock of the Company (such 600,000 shares are hereinafter referred to as the "Stock"). The Agreement provides that the Company shall purchase from the Foundation, for cash, 25% of the Stock (150,000) on each of the following closing dates: last business day of the third quarter 1992; last business day of the fourth quarter 1992; last business day of the first quarter 1993; and last business day of the second quarter 1993. The purchase price which the Company shall pay to the Foundation on each of the closing dates shall be determined by dividing the aggregate daily closing prices of the Company's Common Stock as reported on the New York Stock Exchange - Composite Transactions for each trading day during such calendar quarters by the number of trading days within such period. The fourth and last installment sale under the Agreement was closed on June 30, 1993.

Item 7.  Material to be Filed as Exhibits.

     A list of exhibits included as part of this Statement is set forth in the
Exhibit Index which immediately precedes the exhibits and is incorporated herein by this reference.

PAGE  6  of   8   Pages

                                  Signatures

     After reasonable inquiry, the undersigned certify that the information set forth in this Statement, or amendment thereto, is true, complete and correct.

Dated:    July 20, 1993                /s/ Edna Jean Offield
                                       ------------------------
                                           Edna Jean Offield


                                       /s/ James S. Offield
                                       ------------------------
                                           James S. Offield


                                       /s/ Paxson H. Offield
                                       ------------------------
                                           Paxson H. Offield

PAGE  7  of   8   Pages

                        EXHIBIT INDEX
                                                  Sequential
                                                     Page
Number              Description of Exhibit          Number

   1      Letter agreement dated August 24, 1992      N/A
          between the Foundation and the
          Company<F8>

PAGE  8  of   8   Pages

- --------------------
<F1>  Of the shares listed in this column, 32,040, 81,066 and 75,999 are shares of Class B Stock beneficially owned by EJO, JSO and PHO, respectively.

<F2>  Of the shares listed in this column, 3,863,274, 2,552,880 and
2,326,032 are shares of Class B Stock beneficially owned by EJO, JSO and PHO, respectively.

<F3>  EJO beneficially owns these shares in her capacity as trustee under a living trust she established several years ago.

<F4>  EJO beneficially owns (i) 4,002,338 of these shares as a result of being a trustee of several family trusts, (ii) 6,025,396 of these shares as a result of the provisions of certain family trusts described under Item 6, and (iii) 540,114 of these shares as a result of serving as a director of the Foundation, which is the legal owner of such 540,114 shares. EJO disclaims beneficial ownership of all of the shares described in clauses (i) and
(iii) of the preceding sentence and 2,523,296 of the shares described in clause
(ii) of that sentence.

<F5>  The indicated reporting person beneficially owns these shares in his capacity as trustee under a living trust.

<F6>  JSO beneficially owns (i) 501,044 of these shares as a result of being a trustee of several family trusts, (ii) 6,025,396 of these shares as a result of the provisions of certain family trusts described under Item 6, and (iii) 540,114 of these shares as a result of serving as a director of the Foundation, which is the legal owner of such 540,114 shares. JSO disclaims beneficial ownership of 430,380 of the shares described in clause (i) of the preceding sentence, 3,130,313 of the shares described in clause (ii) of that sentence and all of the shares described in clause (iii) of that sentence.

<F7>  PHO beneficially owns (i) 6,025,396 of these shares as a result of the provisions of certain family trusts described herein under Item 6, and (ii) 540,114 of these shares as a result of serving as a director of the Foundation, which is the legal owner of such 540,114 shares. PHO disclaims beneficial ownership of 3,099,913 of the shares described in clause (i) of the preceding sentence and all of the shares described in clause (ii) of that sentence.

<F8>  Incorporated by reference to Exhibit Number 1 to Amendment No. 6 (October
24, 1992) to the joint statement on Schedule 13D, dated October 18, 1991, of the reporting persons relating to the Common Stock of the Company.

<F9>  In Amendment No. 8 to the joint statement of Schedule 13D as of March
31, 1993, there was a typographical error on page 3 and page 6 relating to James S. Offield's holdings. The error on these two pages resulted in James
S. Offield's holdings being reduced by 180,010 shares, rather than by the correct amount of 150,000 shares, for a difference of 30,010. By this Amendment No. 9, Amendment No. 8 is amended to state on:

1) page three that, as of March 31, 1993, James S. Offield had shared voting power over 7,216,544 shares (line 8) and beneficially owned a total of 7,323,212 shares (line 11);

2) page 6 in Item 5, paragraphs (a) and (b), the correct numbers of shares for James S. Offield, as of March 31, 1993, were:

                              Shares of
     Reporting               Common Stock             Percentage
       Person             Beneficially Owned             Owned
     ---------            ------------------          ----------
        JSO                    7,323,212                 8.10%

                   Sole         Shared       Sole         Shared
     Reporting    Voting        Voting    Dispositive   Dispositive
       Person      Power        Power        Power         Power
     ---------    -------      ---------  -----------   -----------
        JSO       106,662      7,216,554    106,662      7,216,554

********************

END AMENDMENT 9

********************

BEGIN AMENDMENT 8

********************

                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549
                               SCHEDULE 13D
                 Under the Securities Exchange Act of 1934

                            (Amendment No. 8)*

                          Wm. Wrigley Jr. Company
                              (Name of Issuer)

                                Common Stock
                       (Title of Class of Securities)

                                982526 10 5
                               (CUSIP Number)

                  Raymond H. Drymalski, Bell, Boyd & Lloyd
                       70 West Madison Street, #3200
                   Chicago, Illinois 60602, (312) 372-1121
          (Name, Address and Telephone Number of Person Authorized
                    to Receive Notices and Communications)

                                March 31, 1993
           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box ( ).

Check the following box if a fee is being paid with the statement ( ). (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 6 Pages

SCHEDULE 13D
CUSIP No.    982526 10 5
PAGE  2  of   6   Pages

1    NAME OF REPORTING PERSON:  Edna Jean Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:                96,120
8    SHARED VOTING POWER:          10,717,848
9    SOLE DISPOSITIVE POWER:           96,120
10   SHARED DISPOSITIVE POWER:     10,717,848
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       10,813,968
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  11.46%
14   TYPE OF REPORTING PERSON:  IN

SCHEDULE 13D
CUSIP No.    982526 10 5
PAGE  3  of   6   Pages

1    NAME OF REPORTING PERSON:  James S. Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:              106,658
8    SHARED VOTING POWER:          7,186,544
9    SOLE DISPOSITIVE POWER:         106,658
10   SHARED DISPOSITIVE POWER:     7,186,544
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       7,293,202
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  7.84%
14   TYPE OF REPORTING PERSON:  IN

SCHEDULE 13D
CUSIP No.    982526 10 5
PAGE  4  of   6   Pages

1    NAME OF REPORTING PERSON:  Paxson H. Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:               96,997
8    SHARED VOTING POWER:          6,715,510
9    SOLE DISPOSITIVE POWER:          96,997
10   SHARED DISPOSITIVE POWER:     6,715,510
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       6,812,507
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  7.34%
14   TYPE OF REPORTING PERSON:  IN

PAGE  5  of   6   Pages

     This Amendment No. 8 relates to the joint statement on Schedule 13D, dated October 18, 1991, as previously amended and as amended hereby (the "Statement"), of Edna Jean Offield, James S. Offield and Paxson H. Offield relating to the Common Stock, no par value, of the Wm. Wrigley Jr. Company (the "Company"). Unless otherwise defined herein, all capitalized terms used but not defined herein shall have the meanings given them in the joint statement filed October 18, 1991 or any previous amendment. Except as amended hereby, the information set forth in the Statement remains true, complete and correct.

Item 4.  Purpose of Transaction.

     Pursuant to the agreement described under Item 6, on March 31, 1993, The Offield Family Foundation (the "Foundation") sold 150,000 shares of Common Stock to the Company for a purchase price per share determined in accordance with a formula set forth in such agreement. Each of the reporting persons is a director of the Foundation and as such shares voting and dispositive power with respect to the Common Stock of the Company owned by the Foundation. Each of the reporting persons disclaims beneficial ownership of such Common Stock.
Following the sale described above, the Foundation owns 690,114 shares of Common Stock of the Company.

     The reporting persons sold the Common Stock specified in Item 5(c) to decrease their equity position in the Company. As previously reported under
Item 5(b) of the Original Statement, the nature of the reporting persons' respective beneficial ownership of shares of Common Stock varies. However, regardless of the nature of the reporting persons' beneficial ownership of shares, all shares of Common Stock reported by this Statement as being beneficially owned by them are held for investment purposes. In the normal course of managing their investment in the Company's Common Stock (whether the Common Stock is owned directly or indirectly as a result of any of the facts described under Item 5(b) of this Statement), the reporting persons may acquire or dispose of shares of Common Stock. Except as described in the preceding sentence, the reporting persons have no plans or proposals which relate to or would result in any of the events described in paragraphs (a) through (j) set forth under Item 4 of Schedule 13D.

Item 5.  Interest in Securities of the Issuer.

     (a) Shares of Class B Common Stock, no par value ("Class B Stock"), of the Company are convertible at any time into shares of Common Stock on a share for share basis, are entitled to ten votes per share and are subject to restrictions on transfer. Because of the conversion feature of the Class B Stock, rule 13d-3(d) under the Securities Exchange Act of 1934, as amended, requires that the shares of Class B Stock beneficially owned by the reporting persons be treated as shares of Common Stock for purposes of this Statement. The following table sets forth, with respect to each of the reporting persons (i) the aggregate number of shares of Common Stock beneficially owned, and (ii) the approximate percentage of outstanding shares of Common Stock beneficially owned. Of the shares set forth under the middle column below, 3,895,314, 2,633,943 and 2,402,031 are shares of Class B Stock beneficially owned by EJO, JSO and PHO, respectively. The percentage calculations set forth below are based on 90,437,775 shares of Common Stock outstanding as of March 31, 1993, plus the respective number of shares of Class B Stock that are beneficially owned by the reporting persons.

                    Shares of
     Reporting      Common Stock             Percentage
     Person         Beneficially Owned       Owned
     ----------      -------------            ---------
     EJO            10,813,968               11.46%

     JSO             7,293,202                7.84%

     PHO             6,812,507                7.34%


     (b) The following table sets forth, with respect to each of the reporting persons, the number of shares of Common Stock as to which the reporting person has (i) sole power to vote or to direct the vote, (ii) shared power to vote or direct the vote, (iii) sole power to dispose or direct the disposition, and (iv) shared power to dispose or direct the disposition:

                  Sole           Shared             Sole            Shared
   Reporting     Voting          Voting          Dispositive      Dispositive
     Person     Power<F1>       Power<F2>         Power<F1>        Power<F2>
    --------    ---------      -----------        ---------        ---------
      EJO       96,120<F3>    10,717,848<F4>      96,120<F3>     10,717,848<F4>

      JSO      106,658<F5>     7,186,544<F6>     106,658<F5>      7,186,544<F6>

      PHO       96,997<F5>     6,715,510<F7>      96,997<F5>      6,715,510<F7>


- --------------------
<F1>   Of the shares listed in this column, 32,040, 81,063 and 75,999 are shares of Class B Stock beneficially owned by EJO, JSO and PHO, respectively.

<F2>   Of the  shares listed  in this column, 3,863,274, 2,552,880 and 2,326,032
are  shares   of  Class  B  Stock  beneficially  owned  by  EJO,  JSO  and  PHO, respectively.

<F3>   EJO beneficially  owns these  shares in  her capacity  as trustee under a living trust she established several years ago.

<F4>  EJO beneficially owns (i) 4,002,338 of these shares as a result of being a trustee of several family trusts, (ii) 6,025,396 of these shares as a result of the provisions of certain family trusts described under Item 6, and (iii) 690,114 of these shares as a result of serving as a director of the Foundation, which is the legal owner of such 690,114 shares. EJO disclaims beneficial ownership of all of the shares described in clauses (i) and (iii) of the preceding sentence and 2,523,296 of the shares described in clause (ii) of that sentence.

<F5>   The indicated  reporting person  beneficially owns  these shares  in  his capacity as trustee under a living trust.

<F6>   JSO beneficially  owns (i) 501,044 of these shares as a result of being a trustee of several family trusts, (ii) 6,025,396 of these shares as a result of the provisions of certain family trusts described under Item 6, and (iii) 690,114 of these shares as a result of serving as a director of the Foundation, which is the legal owner of such 690,114 shares. JSO disclaims beneficial ownership of 430,380 of the shares described in clause (i) of the preceding sen-tence, 3,130,313 of the shares described in clause (ii) of that sentence and all of the shares described in clause (iii) of that sentence.

<F7>   PHO beneficially  owns (i)  6,025,396 of  these shares as a result of the provisions of certain family trusts described herein under Item 6, and (ii) 690,114 of these shares as a result of serving as a director of the Foundation, which is the legal owner of such 690,114 shares. PHO disclaims beneficial ownership of 3,099,913 of the shares described in clause (i) of the preceding sentence and all of the shares described in clause (ii) of that sentence.

      (c) The reporting persons have effected the following transactions in the Common Stock of the Company since Amendment No. 5 was filed:

                                               Type of
     Date      Amount Sold    Price          Transaction
     ------      -------      -----          ------------
    02/26/93     16,000      $32.00          Open Market

    3/31/93     150,000      $31.95          Private Placement


PAGE  6  of   6   Pages

                                  Signatures

     After reasonable inquiry, the undersigned certify that the information set forth in this Statement, or amendment thereto, is true, complete and correct.

Dated:    April 16, 1993               /s/ Edna Jean Offield
                                       ------------------------
                                           Edna Jean Offield


                                       /s/ James S. Offield
                                       ------------------------
                                           James S. Offield


                                       /s/ Paxson H. Offield
                                       ------------------------
                                           Paxson H. Offield

********************

END AMENDMENT 8

********************

BEGIN AMENDMENT 7

********************

                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549
                               SCHEDULE 13D
                 Under the Securities Exchange Act of 1934

                            (Amendment No. 7)*

                          Wm. Wrigley Jr. Company
                              (Name of Issuer)

                                Common Stock
                       (Title of Class of Securities)

                                982526 10 5
                               (CUSIP Number)

                  Raymond H. Drymalski, Bell, Boyd & Lloyd
                       70 West Madison Street, #3200
                   Chicago, Illinois 60602, (312) 372-1121
          (Name, Address and Telephone Number of Person Authorized
                    to Receive Notices and Communications)

                                January 18, 1993
           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box ( ).

Check the following box if a fee is being paid with the statement ( ). (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 6 Pages

SCHEDULE 13D
CUSIP No.    982526 10 5
PAGE  2  of   6   Pages

1    NAME OF REPORTING PERSON:  Edna Jean Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:                96,120
8    SHARED VOTING POWER:          10,867,848
9    SOLE DISPOSITIVE POWER:           96,120
10   SHARED DISPOSITIVE POWER:     10,867,848
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       10,963,968
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  11.62%
14   TYPE OF REPORTING PERSON:  IN

SCHEDULE 13D
CUSIP No.    982526 10 5
PAGE  3  of   6   Pages

1    NAME OF REPORTING PERSON:  James S. Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:              106,658
8    SHARED VOTING POWER:          7,366,544
9    SOLE DISPOSITIVE POWER:         106,658
10   SHARED DISPOSITIVE POWER:     7,366,544
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       7,473,212
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  8.03%
14   TYPE OF REPORTING PERSON:  IN

SCHEDULE 13D
CUSIP No.    982526 10 5
PAGE  4  of   6   Pages

1    NAME OF REPORTING PERSON:  Paxson H. Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:              112,997
8    SHARED VOTING POWER:          6,865,510
9    SOLE DISPOSITIVE POWER:         112,997
10   SHARED DISPOSITIVE POWER:     6,865,510
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       6,978,507
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  7.52%
14   TYPE OF REPORTING PERSON:  IN

PAGE  5  of   6   Pages

      This Amendment No. 7 relates to the joint statement on Schedule 13D, dated October 18, 1991, as previously amended and as amended hereby (the "Statement"), of Edna Jean Offield, James S. Offield and Paxson H. Offield relating to the Common Stock, no par value, of the Wm. Wrigley Jr. Company (the "Company"). Unless otherwise defined herein, all capitalized terms used but not defined herein shall have the meanings given them in the joint statement filed October 18, 1991 or any previous amendment. Except as amended hereby, the information set forth in the Statement remains true, complete and correct.

Item 4.  Purpose of Transaction.

       The reporting persons sold the Common Stock specified in Item 5(c) to decrease their equity position in the Company. As previously reported under
Item 5(b) of the Original Statement, the nature of the reporting persons' respective beneficial ownership of shares of Common Stock varies. However, regardless of the nature of the reporting persons' beneficial ownership of shares, all shares of Common Stock reported by this Statement as being beneficially owned by them are held for investment purposes. In the normal course of managing their investment in the Company's Common Stock (whether the Common Stock is owned directly or indirectly as a result of any of the facts described under Item 5(b) of this Statement), the reporting persons may acquire or dispose of shares of Common Stock. Except as described in the preceding sentence, the reporting persons have no plans or proposals which relate to or would result in any of the events described in paragraphs (a) through (j) set forth under Item 4 of Schedule 13D.
Item 5.  Interest in Securities of the Issuer.

     (a) Shares of Class B Common Stock, no par value ("Class B Stock"), of the Company are convertible at any time into shares of Common Stock on a share for share basis, are entitled to ten votes per share and are subject to restrictions on transfer. Because of the conversion feature of the Class B Stock, rule 13d-3(d) under the Securities Exchange Act of 1934, as amended, requires that the shares of Class B Stock beneficially owned by the reporting persons be treated as shares of Common Stock for purposes of this Statement. The following table sets forth, with respect to each of the reporting persons (i) the aggregate number of shares of Common Stock beneficially owned, and (ii) the approximate percentage of outstanding shares of Common Stock beneficially owned. Of the shares set forth under the middle column below, 3,895,314, 2,633,943 and 2,402,031 are shares of Class B Stock beneficially owned by EJO, JSO and PHO, respectively. The percentage calculations set forth below are based on 90,410,843 shares of Common Stock outstanding as of December 31, 1992, plus the respective number of shares of Class B Stock that are beneficially owned by the reporting persons.

                    Shares of
     Reporting      Common Stock             Percentage
     Person         Beneficially Owned       Owned
     ----------      -------------            ---------
     EJO            10,963,968               11.62%

     JSO             7,473,312                8.03%

     PHO             6,978,507                7.52%


     (b) The following table sets forth, with respect to each of the reporting persons, the number of shares of Common Stock as to which the reporting person has (i) sole power to vote or to direct the vote, (ii) shared power to vote or direct the vote, (iii) sole power to dispose or direct the disposition, and (iv) shared power to dispose or direct the disposition:

                  Sole           Shared             Sole            Shared
   Reporting     Voting          Voting          Dispositive      Dispositive
     Person     Power<F1>       Power<F2>         Power<F1>        Power<F2>
    --------    ---------      -----------        ---------        ---------
      EJO       96,120<F3>    10,867,848<F4>      96,120<F3>     10,867,848<F4>

      JSO      106,658<F5>     7,366,554<F6>     106,658<F5>      7,366,554<F6>

      PHO      112,997<F5>     6,865,510<F7>     112,997<F5>      6,865,510<F7>


- --------------------
<F1>   Of the shares listed in this column, 32,040, 81,063 and 75,999 are shares of Class B Stock beneficially owned by EJO, JSO and PHO, respectively.

<F2>   Of the  shares listed  in this column, 3,863,274, 2,552,880 and 2,326,032
are  shares   of  Class  B  Stock  beneficially  owned  by  EJO,  JSO  and  PHO, respectively.

<F3>   EJO beneficially  owns these  shares in  her capacity  as trustee under a living trust she established several years ago.

<F4>  EJO beneficially owns (i) 4,002,338 of these shares as a result of being a trustee of several family trusts, (ii) 6,025,396 of these shares as a result of the provisions of certain family trusts described under Item 6, and (iii) 840,114 of these shares as a result of serving as a director of the Foundation, which is the legal owner of such 840,114 shares. EJO disclaims beneficial ownership of all of the shares described in clauses (i) and (iii) of the preceding sentence and 2,523,296 of the shares described in clause (ii) of that sentence.

<F5>   The indicated  reporting person  beneficially owns  these shares  in  his capacity as trustee under a living trust.

<F6>   JSO beneficially  owns (i) 501,044 of these shares as a result of being a trustee of several family trusts, (ii) 6,025,396 of these shares as a result of the provisions of certain family trusts described under Item 6, and (iii) 840,114 of these shares as a result of serving as a director of the Foundation, which is the legal owner of such 840,114 shares. JSO disclaims beneficial ownership of 430,380 of the shares described in clause (i) of the preceding sen-tence, 3,130,313 of the shares described in clause (ii) of that sentence and all of the shares described in clause (iii) of that sentence.

<F7>   PHO beneficially  owns (i)  6,025,396 of  these shares as a result of the provisions of certain family trusts described herein under Item 6, and (ii) 840,114 of these shares as a result of serving as a director of the Foundation, which is the legal owner of such 840,114 shares. PHO disclaims beneficial ownership of 3,099,913 of the shares described in clause (i) of the preceding sentence and all of the shares described in clause (ii) of that sentence.

      (c) The reporting persons have effected the following transactions in the Common Stock of the Company since Amendment No. 5 was filed:

                                               Type of
     Date      Amount Sold    Price          Transaction
     ------      -------      -----          ------------
    01/13/93     55,000      $30.00          Open Market

    01/13/93     55,000      $30.00          Open Market

    01/13/93     55,000      $30.00          Open Market

    01/13/93     45,000      $30.00          Open Market

    01/13/93      4,000      $30.00          Open Market

    01/13/93      9,000      $30.00          Open Market

    01/13/93      9,700      $30.00          Open Market

    01/13/93     23,000      $30.00          Open Market

    01/13/93      5,600      $30.00          Open Market

    01/13/93     60,000      $30.00          Open Market

    01/13/93     18,000      $30.00          Open Market

    01/13/93     56,000      $30.00          Open Market

    01/13/93    104,700      $30.00          Open Market

    01/14/93      7,300      $31.052         Open Market

    01/14/93     29,000      $31.052         Open Market

    01/15/93     15,600      $31.345         Open Market

    01/15/93     21,600      $31.345         Open Market

    01/15/93     21,600      $31.345         Open Market

    01/15/93     21,900      $31.345         Open Market

    01/15/93        300      $31.345         Open Market

    01/15/93      5,000      $31.345         Open Market

    01/15/93      2,700      $31.345         Open Market

    01/18/93     18,700      $31.276         Open Market

    01/18/93      4,000      $31.276         Open Market

    01/18/93     21,100      $31.276         Open Market

    01/18/93     31,200      $31.276         Open Market


PAGE  6  of   6   Pages

                                  Signatures

     After reasonable inquiry, the undersigned certify that the information set forth in this Statement, or amendment thereto, is true, complete and correct.

Dated:    February 26, 1993            /s/ Edna Jean Offield
                                       ------------------------
                                           Edna Jean Offield


                                       /s/ James S. Offield
                                       ------------------------
                                           James S. Offield


                                       /s/ Paxson H. Offield
                                       ------------------------
                                           Paxson H. Offield

********************

END AMENDMENT 7

********************

BEGIN AMENDMENT 6

********************

                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549
                               SCHEDULE 13D
                 Under the Securities Exchange Act of 1934

                            (Amendment No. 6)*

                          Wm. Wrigley Jr. Company
                              (Name of Issuer)

                                Common Stock
                       (Title of Class of Securities)

                                982526 10 5
                               (CUSIP Number)

                  Raymond H. Drymalski, Bell, Boyd & Lloyd
                       70 West Madison Street, #3200
                   Chicago, Illinois 60602, (312) 372-1121
          (Name, Address and Telephone Number of Person Authorized
                    to Receive Notices and Communications)

                              December 31, 1992
           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box ( ).

Check the following box if a fee is being paid with the statement ( ). (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 7 Pages

SCHEDULE 13D
CUSIP No.    982526 10 5
PAGE  2  of   7   Pages

1    NAME OF REPORTING PERSON:  Edna Jean Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:                96,120
8    SHARED VOTING POWER:          11,567,848
9    SOLE DISPOSITIVE POWER:           96,120
10   SHARED DISPOSITIVE POWER:     11,567,848
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       11,663,968
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  12.37%
14   TYPE OF REPORTING PERSON:  IN

SCHEDULE 13D
CUSIP No.    982526 10 5
PAGE  3  of   7   Pages

1    NAME OF REPORTING PERSON:  James S. Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:              106,658
8    SHARED VOTING POWER:          7,775,854
9    SOLE DISPOSITIVE POWER:         106,658
10   SHARED DISPOSITIVE POWER:     7,775,854
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       7,882,512
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  8.47%
14   TYPE OF REPORTING PERSON:  IN

SCHEDULE 13D
CUSIP No.    982526 10 5
PAGE  4  of   7   Pages

1    NAME OF REPORTING PERSON:  Paxson H. Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:              112,997
8    SHARED VOTING POWER:          7,256,510
9    SOLE DISPOSITIVE POWER:         112,997
10   SHARED DISPOSITIVE POWER:     7,256,510
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       7,369,507
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  7.94%
14   TYPE OF REPORTING PERSON:  IN

PAGE  5  of   7   Pages

     This Amendment No. 6 relates to the joint statement on Schedule 13D, dated October 18, 1991, as previously amended and as amended hereby (the "Statement"), of Edna Jean Offield, James S. Offield and Paxson H. Offield relating to the Common Stock, no par value, of the Wm. Wrigley Jr. Company (the "Company"). Unless otherwise defined herein, all capitalized terms used but not defined herein shall have the meanings given them in the joint statement filed October 18, 1991 or any previous amendment. Except as amended hereby, the information set forth in the Statement remains true, complete and correct.

Item 4.  Purpose of Transaction.

     Pursuant to the agreement described under Item 6, on December 31, 1992, The Offield Family Foundation (the "Foundation") sold 150,000 shares of Common Stock to the Company for a purchase price per share determined in accordance with a formula set forth in such agreement. Each of the reporting persons is a director of the Foundation and as such shares voting and dispositive power with respect to the Common Stock of the Company owned by the Foundation. Each of the reporting persons disclaims beneficial ownership of such Common Stock.
Following the sale described above, the Foundation owns 840,114 shares of Common Stock of the Company.

Item 5.  Interest in Securities of the Issuer.

     (a) Shares of Class B Common Stock, no par value ("Class B Stock"), of the Company are convertible at any time into shares of Common Stock on a share for share basis, are entitled to ten votes per share and are subject to restrictions on transfer. Because of the conversion feature of the Class B Stock, rule 13d-3(d) under the Securities Exchange Act of 1934, as amended, requires that the shares of Class B Stock beneficially owned by the reporting persons be treated as shares of Common Stock for purposes of this Statement. The following table sets forth, with respect to each of the reporting persons (i) the aggregate number of shares of Common Stock beneficially owned, and (ii) the approximate percentage of outstanding shares of Common Stock beneficially owned. Of the shares set forth under the middle column below, 3,895,314, 2,633,943 and 2,402,031 are shares of Class B Stock beneficially owned by EJO, JSO and PHO, respectively. The percentage calculations set forth below are based on 90,410,843 shares of Common Stock outstanding as of December 31, 1992, plus the respective number of shares of Class B Stock that are beneficially owned by the reporting persons.

                    Shares of
     Reporting      Common Stock             Percentage
     Person         Beneficially Owned       Owned
     ----------      -------------            ---------
     EJO            11,663,968               12.37%

     JSO             7,882,512                8.47%

     PHO             7,369,507                7.94%


     (b) The following table sets forth, with respect to each of the reporting persons, the number of shares of Common Stock as to which the reporting person has (i) sole power to vote or to direct the vote, (ii) shared power to vote or direct the vote, (iii) sole power to dispose or direct the disposition, and (iv) shared power to dispose or direct the disposition:

                  Sole           Shared             Sole            Shared
   Reporting     Voting          Voting          Dispositive      Dispositive
     Person     Power<F1>       Power<F2>         Power<F1>        Power<F2>
    --------    ---------      -----------        ---------        ---------
      EJO       96,120<F3>    11,567,848<F4>      96,120<F3>     11,567,848<F4>

      JSO      106,658<F5>     7,775,854<F6>     106,658<F5>      7,775,854<F6>

      PHO      112,997<F5>     7,256,510<F7>     112,997<F5>      7,256,510<F7>


- --------------------
<F1>  Of the shares listed in this column, 32,040, 81,063 and 75,999 are shares of Class B Stock beneficially owned by EJO, JSO and PHO, respectively.

<F2>  Of the shares listed in this column, 3,863,274, 2,552,880 and 2,326,032 are shares of Class B Stock beneficially owned by EJO, JSO and PHO, respectively.

<F3>  EJO beneficially owns these shares in her capacity as trustee under a living trust she established several years ago.

<F4>  EJO beneficially owns (i) 4,311,338 of these shares as a result of being a trustee of several family trusts, (ii) 6,416,396 of these shares as a result of the provisions of certain family trusts described under Item 6, and (iii) 840,114 of these shares as a result of serving as a director of the Foundation, which is the legal owner of such 840,114 shares. EJO disclaims beneficial ownership of all of the shares described in clauses (i) and (iii) of the preceding sentence and 2,656,296 of the shares described in clause (ii) of that sentence.

<F5>  The indicated reporting person beneficially owns these shares in his capacity as trustee under a living trust.

<F6>  JSO beneficially owns (i) 519,344 of these shares as a result of being a trustee of several family trusts, (ii) 6,416,396 of these shares as a result of the provisions of certain family trusts described under Item 6, and (iii) 840,114 of these shares as a result of serving as a director of the Foundation, which is the legal owner of such 840,114 shares. JSO disclaims beneficial ownership of 448,680 of the shares described in clause (i) of the preceding sen-tence, 3,305,912 of the shares described in clause (ii) of that sentence and all of the shares described in clause (iii) of that sentence.

<F7>  PHO beneficially owns (i) 6,708,996 of these shares as a result of the provisions of certain family trusts described herein under Item 6, and (ii) 840,114 of these shares as a result of serving as a director of the Foundation, which is the legal owner of such 840,114 shares. PHO disclaims beneficial ownership of 3,305,912 of the shares described in clause (i) of the preceding sentence and all of the shares described in clause (ii) of that sentence.

     (c) The reporting persons have effected the following transactions in the Common Stock of the Company since Amendment No. 5 was filed:

                                               Type of
     Date      Amount Sold    Price          Transaction
     ------      -------      -----          ------------
    12/14/92     28,000      $36.136         Open Market

    12/14/92      9,000      $36.093         Open Market

    12/18/92      7,600      $34.283         Open Market

    12/18/92      9,500      $34.283         Open Market

    12/18/92     16,000      $34.283         Open Market

    12/18/92     10,000      $34.283         Open Market

    12/18/92     10,000      $34.283         Open Market

    12/18/92     15,000      $34.283         Open Market

    12/18/92      4,400      $34.283         Open Market

    12/18/92      7,500      $34.283         Open Market

    12/18/92      5,600      $34.283         Open Market

    12/18/92        800      $34.283         Open Market

    12/21/92      1,100      $34.208         Open Market

    12/21/92     10,800      $34.25          Open Market

    12/21/92      3,100      $34.208         Open Market

    12/21/92     28,800      $34.208         Open Market

    12/21/92      9,000      $34.208         Open Market

    12/21/92     15,500      $34.208         Open Market

    12/22/92     10,300      $34.25          Open Market

    12/22/92     31,600      $34.25          Open Market

    12/23/92      3,600      $34.142         Open Market

    12/23/92      3,600      $34.142         Open Market

    12/23/92      3,600      $34.142         Open Market

    12/23/92      3,400      $34.142         Open Market

    12/23/92      1,000      $34.142         Open Market

    12/23/92      3,000      $34.142         Open Market

    12/23/92      1,200      $34.142         Open Market

    12/23/92      3,000      $34.142         Open Market

    12/23/92      1,000      $34.142         Open Market

    12/23/92      5,000      $34.142         Open Market

    12/23/92      3,000      $34.142         Open Market

    12/23/92      5,000      $34.142         Open Market

    12/24/92      5,100      $34.25          Open Market

    12/24/92      1,700      $34.00          Open Market

    12/29/92      4,800      $33.96          Open Market

    12/29/92      4,800      $33.96          Open Market

    12/29/92      4,800      $33.96          Open Market

    12/29/92      4,400      $33.96          Open Market

    12/30/92        700      $33.99          Open Market

    12/30/92      1,500      $33.99          Open Market

    12/29/92      1,100      $33.96          Open Market

    12/29/92      3,700      $34.24          Open Market

    12/29/92        700      $33.96          Open Market

    12/28/92      2,500      $34.18          Open Market

    12/29/92      5,800      $33.96          Open Market

    12/29/92      2,000      $33.96          Open Market

    12/30/92      9,000      $33.99          Open Market

    12/30/92      8,200      $33.99          Open Market

    12/31/92    150,000     $35.273          Private Placement


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     Pursuant to an agreement dated August 24, 1992 (the "Agreement"), the Foundation agreed to sell to the Company 600,000 shares of Common Stock of the Company (such 600,000 shares are hereinafter referred to as the "Stock"). The Agreement provides that the Company shall purchase from the Foundation, for cash, 25% of the Stock (150,000) on each of the following closing dates: last business day of the third quarter 1992; last business day of the fourth quarter 1992; last business day of the first quarter 1993; and last business day of the second quarter 1993. The purchase price which the Company shall pay to the Foundation on each of the closing dates shall be determined by dividing the aggregate daily closing prices of the Company's Common Stock as reported on the New York Stock Exchange - Composite Transactions for each trading day during said calendar quarters by the number of trading days within such period. The second installment sale under the Agreement was closed on December 31, 1992.

Item 7.  Material to be Filed as Exhibits.

     A list of exhibits included as part of this Statement is set forth in the
Exhibit Index which immediately precedes the exhibits and is incorporated herein by this reference.

PAGE  6  of   7   Pages

                                  Signatures

     After reasonable inquiry, the undersigned certify that the information set forth in this Statement, or amendment thereto, is true, complete and correct.

Dated:    January 20, 1993             /s/ Edna Jean Offield
                                       ------------------------
                                           Edna Jean Offield


                                       /s/ James S. Offield
                                       ------------------------
                                           James S. Offield


                                       /s/ Paxson H. Offield
                                       ------------------------
                                           Paxson H. Offield

PAGE  7  of   7   Pages

                        EXHIBIT INDEX
                                                  Sequential
                                                     Page
Number              Description of Exhibit          Number

   1      Letter agreement dated August 24, 1992      N/A
          between the Foundation and the
          Company*


*  Incorporated by reference to Exhibit Number 3 to the joint statement on
Schedule 13D, dated October 18, 1991, of the reporting persons relating to the Common Stock of the Company.

********************

END AMENDMENT 6

********************

BEGIN AMENDMENT 5

********************

                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549
                               SCHEDULE 13D
                 Under the Securities Exchange Act of 1934

                            (Amendment No. 5)*

                          Wm. Wrigley Jr. Company
                              (Name of Issuer)

                                Common Stock
                       (Title of Class of Securities)

                                982526 10 5
                               (CUSIP Number)

                  Raymond H. Drymalski, Bell, Boyd & Lloyd
                       70 West Madison Street, #3200
                   Chicago, Illinois 60602, (312) 372-1121
          (Name, Address and Telephone Number of Person Authorized
                    to Receive Notices and Communications)

                              September 30, 1992
           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box ( ).

Check the following box if a fee is being paid with the statement ( ). (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 7 Pages

SCHEDULE 13D
CUSIP No.    982526 10 5
PAGE  2  of   7   Pages

1    NAME OF REPORTING PERSON:  Edna Jean Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:                96,120
8    SHARED VOTING POWER:          12,129,648
9    SOLE DISPOSITIVE POWER:           96,120
10   SHARED DISPOSITIVE POWER:     12,129,648
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       12,225,768
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  12.98%
14   TYPE OF REPORTING PERSON:  IN

SCHEDULE 13D
CUSIP No.    982526 10 5
PAGE  3  of   7   Pages

1    NAME OF REPORTING PERSON:  James S. Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:              127,658
8    SHARED VOTING POWER:          8,253,654
9    SOLE DISPOSITIVE POWER:         127,658
10   SHARED DISPOSITIVE POWER:     8,253,654
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       8,381,312
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  9.02%
14   TYPE OF REPORTING PERSON:  IN

SCHEDULE 13D
CUSIP No.    982526 10 5
PAGE  4  of   7   Pages

1    NAME OF REPORTING PERSON:  Paxson H. Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:              149,997
8    SHARED VOTING POWER:          7,699,110
9    SOLE DISPOSITIVE POWER:         149,997
10   SHARED DISPOSITIVE POWER:     7,699,110
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       7,849,107
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  8.47%
14   TYPE OF REPORTING PERSON:  IN

PAGE  5  of   7   Pages

     This Amendment No. 5 relates to the joint statement on Schedule 13D, dated October 18, 1991, as previously amended and as amended hereby (the "Statement"), of Edna Jean Offield, James S. Offield and Paxson H. Offield relating to the Common Stock, no par value, of the Wm. Wrigley Jr. Company (the "Company"). Unless otherwise defined herein, all capitalized terms used but not defined herein shall have the meanings given them in the joint statement filed October 18, 1991 or any previous amendment. Except as amended hereby, the information set forth in the Statement remains true, complete and correct.

Item 4.  Purpose of Transaction.

     Pursuant to the agreement described under Item 6, on September 30, 1992, The Offield Family Foundation (the "Foundation") sold 150,000 shares of Common Stock to the Company for a purchase price per share determined in accordance with a formula set forth in such agreement. Each of the reporting persons is a director of the Foundation and as such shares voting and dispositive power with respect to the Common Stock of the Company owned by the Foundation. Each of the reporting persons disclaims beneficial ownership of such Common Stock.
Following the sale described above, the Foundation owns 990,114 shares of Common Stock of the Company.

Item 5.  Interest in Securities of the Issuer.

     (a) Shares of Class B Common Stock, no par value ("Class B Stock"), of the Company are convertible at any time into shares of Common Stock on a share for share basis, are entitled to ten votes per share and are subject to restrictions on transfer. Because of the conversion feature of the Class B Stock, rule 13d-3(d) under the Securities Exchange Act of 1934, as amended, requires that the shares of Class B Stock beneficially owned by the reporting persons be treated as shares of Common Stock for purposes of this Statement. The following table sets forth, with respect to each of the reporting persons (i) the aggregate number of shares of Common Stock beneficially owned, and (ii) the approximate percentage of outstanding shares of Common Stock beneficially owned. Of the shares set forth under the middle column below, 3,895,314, 2,633,943 and 2,402,031 are shares of Class B Stock beneficially owned by EJO, JSO and PHO, respectively. The percentage calculations set forth below are based on 30,104,447* shares of Common Stock outstanding as of September 1, 1992 (as adjusted for the stock split), plus the respective number of shares of Class B Stock that are beneficially owned by the reporting persons.

* On September 15, 1992, the Company distributed to each of its stockholders two shares of Common Stock and two shares of Class B Common Stock for every share of Common Stock and Class B Common Stock held as of record on September 1, 1992.

                    Shares of
     Reporting      Common Stock             Percentage
     Person         Beneficially Owned       Owned
     ----------      -------------            ---------
     EJO            12,225,768               12.98%

     JSO             8,381,312                9.02%

     PHO             7,849,107                8.47%


     (b) The following table sets forth, with respect to each of the reporting persons, the number of shares of Common Stock as to which the reporting person has (i) sole power to vote or to direct the vote, (ii) shared power to vote or direct the vote, (iii) sole power to dispose or direct the disposition, and (iv) shared power to dispose or direct the disposition:

                  Sole           Shared             Sole            Shared
   Reporting     Voting          Voting          Dispositive      Dispositive
     Person     Power<F1>       Power<F2>         Power<F1>        Power<F2>
    --------    ---------      -----------        ---------        ---------
      EJO       96,120<F3>    12,129,648<F4>      96,120<F3>     12,129,648<F4>

      JSO      127,658<F5>     8,253,654<F6>     127,658<F5>      8,253,654<F6>

      PHO      149,997<F5>     7,699,110<F7>     149,997<F5>      7,699,110<F7>


- --------------------
<F1>  Of the shares listed in this column, 32,040, 81,063 and 75,999 are shares of Class B Stock beneficially owned by EJO, JSO and PHO, respectively.

<F2>  Of the shares listed in this column, 3,863,274, 2,552,880 and 2,326,032 are shares of Class B Stock beneficially owned by EJO, JSO and PHO, respectively.

<F3>  EJO beneficially owns these shares in her capacity as trustee under a living trust she established several years ago.

<F4>  EJO beneficially owns (i) 4,430,538 of these shares as a result of being a trustee of several family trusts, (ii) 6,708,996 of these shares as a result of the provisions of certain family trusts described under Item 6, and (iii) 990,114 of these shares as a result of serving as a director of the Foundation, which is the legal owner of such 990,114 shares. EJO disclaims beneficial ownership of all of the shares described in clauses (i) and (iii) of the preceding sentence and 2,827,296 of the shares described in clause (ii) of that sentence.

<F5>  The indicated reporting person directly owns these shares in his individual capacity.

<F6>  JSO beneficially owns (i) 554,544 of these shares as a result of being a trustee of several family trusts, (ii) 6,708,996 of these shares as a result of the provisions of certain family trusts described under Item 6, and (iii) 990,114 of these shares as a result of serving as a director of the Foundation, which is the legal owner of such 990,114 shares. JSO disclaims beneficial ownership of 476,280 of the shares described in clause (i) of the preceding sen-tence, 3,444,612 of the shares described in clause (ii) of that sentence and all of the shares described in clause (iii) of that sentence.

<F7>  PHO beneficially owns (i) 6,708,996 of these shares as a result of the provisions of certain family trusts described herein under Item 6, and (ii) 990,114 of these shares as a result of serving as a director of the Foundation, which is the legal owner of such 990,114 shares. PHO disclaims beneficial ownership of 3,444,612 of the shares described in clause (i) of the preceding sentence and all of the shares described in clause (ii) of that sentence.

     (c) The reporting persons have effected the following transactions in the Common Stock of the Company since Amendment No. 4 was filed:

                                               Type of
     Date      Amount Sold    Price          Transaction
     ------      -------      -----          ------------
     7/20/92     38,511      $78.00          Open Market

     7/20/92     10,000      $78.00          Open Market

     7/28/92     10,000      $81.00          Open Market

     8/01/92        700      $86.07          Open Market

     8/10/92      9,300      $86.00          Open Market

     8/25/92     10,000      $93.60          Open Market

     9/30/92    150,000      $30.23*        Private Placement


* Post-split sale.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     Pursuant to an agreement dated August 24, 1992 (the "Agreement"), the Foundation agreed to sell to the Company 600,000 shares of Common Stock of the Company (such 600,000 shares are hereinafter referred to as the "Stock"). The Agreement provides that the Company shall purchase from the Foundation, for cash, 25% of the Stock (150,000) on each of the following closing dates: last business day of the third quarter 1992; last business day of the fourth quarter 1992; last business day of the first quarter 1993; and last business day of the second quarter 1993. The purchase price which the Company shall pay to the Foundation on each of the closing dates shall be determined by dividing the aggregate daily closing prices of the Company's Common Stock as reported on the New York Stock Exchange - Composite Transactions for each trading day during said calendar quarters by the number of trading days within such period. The first installment sale under the Agreement was closed on September 30, 1992.

Item 7.  Material to be Filed as Exhibits.

     A list of exhibits included as part of this Statement is set forth in the
Exhibit Index which immediately precedes the exhibits and is incorporated herein by this reference.

PAGE  6  of   7   Pages

                                  Signatures

     After reasonable inquiry, the undersigned certify that the information set forth in this Statement, or amendment thereto, is true, complete and correct.

Dated:    October 19, 1992             /s/ Edna Jean Offield
                                       ------------------------
                                           Edna Jean Offield


                                       /s/ James S. Offield
                                       ------------------------
                                           James S. Offield


                                       /s/ Paxson H. Offield
                                       ------------------------
                                           Paxson H. Offield

PAGE  7  of   7   Pages


                        EXHIBIT INDEX
                                                  Sequential
                                                     Page
Number              Description of Exhibit          Number

   1      Letter agreement dated August 24, 1992      N/A
          between the Foundation and the
          Company*


*  Incorporated by reference to Exhibit Number 3 to the joint statement on
Schedule 13D, dated October 18, 1991, of the reporting persons relating to the Common Stock of the Company.

********************

END AMENDMENT 5

********************

BEGIN AMENDMENT 4

********************

                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549
                               SCHEDULE 13D
                 Under the Securities Exchange Act of 1934

                            (Amendment No. 4)*

                          Wm. Wrigley Jr. Company
                              (Name of Issuer)

                                Common Stock
                       (Title of Class of Securities)

                                982526 10 5
                               (CUSIP Number)

                  Raymond H. Drymalski, Bell, Boyd & Lloyd
                       70 West Madison Street, #3200
                   Chicago, Illinois 60602, (312) 372-1121
          (Name, Address and Telephone Number of Person Authorized
                    to Receive Notices and Communications)

                                June 30, 1992
           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box ( ).

Check the following box if a fee is being paid with the statement ( ). (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 6 Pages

SCHEDULE 13D
CUSIP No.    982526 10 5
PAGE  2  of   6   Pages

1    NAME OF REPORTING PERSON:  Edna Jean Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:                32,040
8    SHARED VOTING POWER:           4,123,216
9    SOLE DISPOSITIVE POWER:           32,040
10   SHARED DISPOSITIVE POWER:      4,123,216
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                        4,155,256
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  13.26%
14   TYPE OF REPORTING PERSON:  IN

SCHEDULE 13D
CUSIP No.    982526 10 5
PAGE  3  of   6   Pages

1    NAME OF REPORTING PERSON:  James S. Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:               81,064
8    SHARED VOTING POWER:          2,831,218
9    SOLE DISPOSITIVE POWER:          81,064
10   SHARED DISPOSITIVE POWER:     2,831,218
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       2,912,282
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  9.42%
14   TYPE OF REPORTING PERSON:  IN

SCHEDULE 13D
CUSIP No.    982526 10 5
PAGE  4  of   6   Pages

1    NAME OF REPORTING PERSON:  Paxson H. Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:               60,000
8    SHARED VOTING POWER:          2,646,370
9    SOLE DISPOSITIVE POWER:          60,000
10   SHARED DISPOSITIVE POWER:     2,646,370
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       2,706,370
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  8.77%
14   TYPE OF REPORTING PERSON:  IN

PAGE  5  of   6   Pages

     This Amendment No. 4 relates to the joint statement on Schedule 13D, dated October 18, 1991, as previously amended and as amended hereby (the "Statement"), of Edna Jean Offield, James S. Offield and Paxson H. Offield relating to the Common Stock, no par value, of the Wm. Wrigley Jr. Company (the "Company"). Unless otherwise defined herein, all capitalized terms used but not defined herein shall have the meanings given them in the joint statement filed October 18, 1991 or any previous amendment. Except as amended hereby, the information set forth in the Statement remains true, complete and correct.

Item 4.  Purpose of Transaction.

     Pursuant to the agreement described under Item 6, on June 30, 1992, The Offield Family Foundation (the "Foundation") sold 50,000 shares of Common Stock to the Company for a purchase price per share determined in accordance with a formula set forth in such agreement. Each of the reporting persons is a director of the Foundation and as such shares voting and dispositive power with respect to the Common Stock of the Company owned by the Foundation. Each of the reporting persons disclaims beneficial ownership of such Common Stock.
Following the sale described above, the Foundation owns 380,038 shares of Common Stock of the Company.

Item 5.  Interest in Securities of the Issuer.

     (a) Shares of Class B Common Stock, no par value ("Class B Stock"), of the Company are convertible at any time into shares of Common Stock on a share for share basis, are entitled to ten votes per share and are subject to restrictions on transfer. Because of the conversion feature of the Class B Stock, rule 13d-3(d) under the Securities Exchange Act of 1934, as amended, requires that the shares of Class B Stock beneficially owned by the reporting persons be treated as shares of Common Stock for purposes of this Statement. The following table sets forth, with respect to each of the reporting persons (i) the aggregate number of shares of Common Stock beneficially owned, and (ii) the approximate percentage of outstanding shares of Common Stock beneficially owned. Of the shares set forth under the middle column below, 1,298,438, 877,981 and 800,677 are shares of Class B Stock beneficially owned by EJO, JSO and PHO, respectively. The percentage calculations set forth below are based on 30,041,747 shares of Common Stock outstanding as of June 30, 1992, plus the respective number of shares of Class B Stock that are beneficially owned by the reporting persons.

                    Shares of
     Reporting      Common Stock             Percentage
     Person         Beneficially Owned       Owned
     ----------      -------------            ---------
     EJO            4,155,256                13.26%

     JSO            2,912,282                 9.42%

     PHO            2,706,370                 8.77%


     (b) The following table sets forth, with respect to each of the reporting persons, the number of shares of Common Stock as to which the reporting person has (i) sole power to vote or to direct the vote, (ii) shared power to vote or direct the vote, (iii) sole power to dispose or direct the disposition, and (iv) shared power to dispose or direct the disposition:

                  Sole           Shared             Sole            Shared
   Reporting     Voting          Voting          Dispositive      Dispositive
     Person     Power<F1>       Power<F2>         Power<F1>        Power<F2>
    --------    ---------      -----------        ---------        ---------
      EJO       32,040<F3>     4,123,216<F4>      32,040<F3>      4,123,216<F4>

      JSO       81,064<F5>     2,831,218<F6>      81,064<F5>      2,831,218<F6>

      PHO       60,000<F5>     2,646,370<F7>      60,000<F5>      2,646,370<F7>


- --------------------
<F1>  Of the shares listed in this column, 10,680, 27,021 and 25,333 are shares of Class B Stock beneficially owned by EJO, JSO and PHO, respectively.

<F2>  Of the shares listed in this column, 1,287,758, 850,960 and 775,344 are shares of Class B Stock beneficially owned by EJO, JSO and PHO, respectively.

<F3>  EJO beneficially owns these shares in her capacity as trustee under a living trust she established several years ago.

<F4>  EJO beneficially owns (i) 1,476,846 of these shares as a result of being a trustee of several family trusts, (ii) 2,266,332 of these shares as a result of the provisions of certain family trusts described under Item 6, and (iii) 380,038 of these shares as a result of serving as a director of the Foundation, which is the legal owner of such 380,038 shares. EJO disclaims beneficial ownership of all of the shares described in clauses (i) and (iii) of the preceding sentence and 972,432 of the shares described in clause (ii) of that sentence.


<F5>  The indicated reporting person directly owns these shares in his individual capacity.

<F6>  JSO beneficially owns (i) 184,848 of these shares as a result of being a trustee of several family trusts, (ii) 2,266,332 of these shares as a result of the provisions of certain family trusts described under Item 6, and (iii) 380,038 of these shares as a result of serving as a director of the Foundation, which is the legal owner of such 380,038 shares. JSO disclaims beneficial ownership of 158,760 of the shares described in clause (i) of the preceding sen-tence, 1,108,204 of the shares described in clause (ii) of that sentence and all of the shares described in clause (iii) of that sentence.

<F7>  PHO beneficially owns (i) 2,266,332 of these shares as a result of the provisions of certain family trusts described herein under Item 6, and (ii) 380,038 of these shares as a result of serving as a director of the Foundation, which is the legal owner of such 380,038 shares. PHO disclaims beneficial ownership of 1,108,204 of the shares described in clause (i) of the preceding sentence and all of the shares described in clause (ii) of that sentence.

* Because of a clerical error, Amendment No. 3 incorrectly stated that EJO owned 13.80% rather than 13.60%.

     (c) The reporting person have effected the following transactions since Amendment No. 3 was filed:

                                               Type of
     Date      Amount Sold    Price          Transaction
     ------      -------      -----          ------------
    04/08/92     16,000      $66.586         Open Market

    05/06/92      1,400      $74.043         Open Market

    05/06/92        400      $74.043         Open Market

    05/06/92      1,300      $74.043         Open Market

    05/06/92      1,900      $74.043         Open Market

    05/08/92        100      $74.00          Open Market

    05/08/92        400      $74.00          Open Market

    05/08/92        500      $74.00          Open Market

    05/11/92        100      $74.00          Open Market

    05/11/92        400      $74.00          Open Market

    05/11/92        500      $74.00          Open Market

    05/15/92      1,000      $73.125         Open Market

    05/15/92      4,000      $73.125         Open Market

    05/15/92      5,000      $73.125         Open Market

    05/19/92        100      $73.125         Open Market

    05/19/92        200      $73.125         Open Market

    05/19/92        200      $73.125         Open Market

    05/20/92      1,000      $73.829         Open Market

    05/20/92      4,000      $73.829         Open Market

    05/20/92      5,000      $73.829         Open Market

    06/01/92      2,600      $71.50          Open Market

    06/01/92      2,400      $71.50          Open Market

    06/01/92      7,000      $71.27          Open Market

    06/01/92      2,500      $71.50          Open Market

    06/01/92      9,000      $71.27          Open Market

    06/04/92      3,300      $72.00          Open Market

    06/04/92      5,400      $72.00          Open Market

    06/04/92     50,000      $72.0396        Priv. Placement


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     Pursuant to an agreement dated June 27, 1991 (the "Agreement"), the Foundation agreed to sell to the Company 200,000 shares of Common Stock of the Company (such 200,000 shares are hereinafter referred to as the "Stock"). The Agreement provides that the Company shall purchase from the Foundation, for cash, 25% of the Stock (50,000) shares on each of the following closing dates: last business day of the third quarter 1991; last business day of the fourth quarter 1991; last business day of the first quarter 1992; and last business day of the second quarter 1992. The purchase price which the Company shall pay to the Foundation on each of the closing dates shall be determined by dividing the aggregate daily closing prices of the Company's Common Stock as reported on the New York Stock Exchange - Composite Transactions for each trading day during said calendar quarters by the number of trading days within such period. The first installment sale under the Agreement was closed on September 30, 1991, the second installment sale under the Agreement was closed on December 31, 1991, the third installment sale under the Agreement was closed on March 31, 1992, and, as disclosed under Item 5(c), the fourth installment sale under the Agreement was closed on June 30, 1992.

Item 7.  Material to be Filed as Exhibits.

     A list of exhibits included as part of this Statement is set forth in the
Exhibit Index which immediately precedes the exhibits and is incorporated herein by this reference.

PAGE  6  of   6   Pages

                                  Signatures

     After reasonable inquiry, the undersigned certify that the information set forth in this Statement, or amendment thereto, is true, complete and correct.

Dated:    August 3, 1992               /s/ Edna Jean Offield
                                       ------------------------
                                           Edna Jean Offield


                                       /s/ James S. Offield
                                       ------------------------
                                           James S. Offield


                                       /s/ Paxson H. Offield
                                       ------------------------
                                           Paxson H. Offield

********************

END AMENDMENT 4

********************

BEGIN AMENDMENT 3

********************

                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549
                               SCHEDULE 13D
                 Under the Securities Exchange Act of 1934

                            (Amendment No. 3)*

                          Wm. Wrigley Jr. Company
                              (Name of Issuer)

                                Common Stock
                       (Title of Class of Securities)

                                982526 10 5
                               (CUSIP Number)

                  Raymond H. Drymalski, Bell, Boyd & Lloyd
                       70 West Madison Street, #3200
                   Chicago, Illinois 60602, (312) 372-1121
          (Name, Address and Telephone Number of Person Authorized
                    to Receive Notices and Communications)

                                March 31, 1992
           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box ( ).

Check the following box if a fee is being paid with the statement ( ). (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 7 Pages

SCHEDULE 13D
CUSIP No.    982526 10 5
PAGE  2  of   7   Pages

1    NAME OF REPORTING PERSON:  Edna Jean Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:                32,040
8    SHARED VOTING POWER:           4,232,916
9    SOLE DISPOSITIVE POWER:           32,040
10   SHARED DISPOSITIVE POWER:      4,232,916
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                        4,264,956
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  13.80%
14   TYPE OF REPORTING PERSON:  IN

SCHEDULE 13D
CUSIP No.    982526 10 5
PAGE  3  of   7   Pages

1    NAME OF REPORTING PERSON:  James S. Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:               81,064
8    SHARED VOTING POWER:          2,940,918
9    SOLE DISPOSITIVE POWER:          81,064
10   SHARED DISPOSITIVE POWER:     2,940,918
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       3,021,982
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  9.78%
14   TYPE OF REPORTING PERSON:  IN

SCHEDULE 13D
CUSIP No.    982526 10 5
PAGE  4  of   7   Pages

1    NAME OF REPORTING PERSON:  Paxson H. Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:               76,000
8    SHARED VOTING POWER:          2,756,070
9    SOLE DISPOSITIVE POWER:          76,000
10   SHARED DISPOSITIVE POWER:     2,756,070
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       2,832,070
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  9.18%
14   TYPE OF REPORTING PERSON:  IN

PAGE  5  of   7   Pages

     This Amendment No. 3 relates to the joint statement on Schedule 13D, dated October 18, 1991, as previously amended and as amended hereby (the "Statement"), of Edna Jean Offield, James S. Offield and Paxson H. Offield relating to the Common Stock, no par value, of the Wm. Wrigley Jr. Company (the "Company"). Unless otherwise defined herein, all capitalized terms used but not defined herein shall have the meanings given them in the joint statement filed October 18, 1991 or any previous amendment thereto. Except as amended hereby, the information set forth in the Statement remains true, complete and correct.

Item 4.  Purpose of Transaction.

     Pursuant to the agreement described under Item 6, on March 31, 1992, the Offield Family Foundation (the "Foundation") sold 50,000 shares of Common Stock to the Company for a purchase price per share determined in accordance with a formula set forth in such agreement. Each of the reporting persons is a director of the Foundation and as such shares voting and dispositive power with respect to the Common Stock of the Company owned by the Foundation. Each of the reporting persons disclaims beneficial ownership of such Common Stock.
Following the sale described above, the Foundation owns 430,038 shares of Common Stock of the Company.

Item 5.  Interest in Securities of the Issuer.

     (a) Shares of Class B Common Stock, no par value ("Class B Stock"), of the Company are convertible at any time into shares of Common Stock on a share for share basis, are entitled to ten votes per share and are subject to restrictions on transfer. Because of the conversion feature of the Class B Stock, rule 13d-3(d) under the Securities Exchange Act of 1934, as amended, requires that the shares of Class B Stock beneficially owned by the reporting persons be treated as shares of Common Stock for purposes of this Statement. The following table sets forth, with respect to each of the reporting persons (i) the aggregate number of shares of Common Stock beneficially owned, and (ii) the approximate percentage of outstanding shares of Common Stock beneficially owned. Of the shares set forth under the middle column below, 1,298,438, 877,981 and 800,677 are shares of Class B Stock beneficially owned by EJO, JSO and PHO, respectively. The percentage calculations set forth below are based on 30,053,505 shares of Common Stock outstanding as of January 15, 1992, plus the respective number of shares of Class B Stock that are beneficially owned by the reporting persons.

                    Shares of
     Reporting      Common Stock             Percentage
     Person         Beneficially Owned       Owned
     ----------      -------------            ---------
     EJO            4,264,956                13.80%

     JSO            3,021,982                 9.78%

     PHO            2,832,070                 9.18%


     (b) The following table sets forth, with respect to each of the reporting persons, the number of shares of Common Stock as to which the reporting person has (i) sole power to vote or to direct the vote, (ii) shared power to vote or direct the vote, (iii) sole power to dispose or direct the disposition, and (iv) shared power to dispose or direct the disposition:

                  Sole           Shared             Sole            Shared
   Reporting     Voting          Voting          Dispositive      Dispositive
     Person     Power<F1>       Power<F2>         Power<F1>        Power<F2>
    --------    ---------      -----------        ---------        ---------
      EJO       32,040<F3>     4,232,916<F4>      32,040<F3>      4,232,916<F4>

      JSO       81,064<F5>     2,940,918<F6>      81,064<F5>      2,940,918<F6>

      PHO       76,000<F5>     2,756,070<F7>      76,000<F5>      2,756,070<F7>


- --------------------
<F1>  Of the shares listed in this column, 10,680, 27,021 and 25,333 are shares of Class B Stock beneficially owned by EJO, JSO and PHO, respectively.

<F2>  Of the shares listed in this column, 850,960, 850,960 and 775,344 are shares of Class B Stock beneficially owned by EJO, JSO and PHO, respectively.

<F3>  EJO beneficially owns these shares in her capacity as trustee under a living trust she established several years ago.

<F4>  EJO beneficially owns (i) 1,476,846 of these shares as a result of being a trustee of several family trusts, (ii) 2,326,032 of these shares as a result of the provisions of certain family trusts described under Item 6, and (iii) 430,038 of these shares as a result of serving as a director of the Foundation, which is the legal owner of such 430,038 shares. EJO disclaims beneficial ownership of all of the shares described in clauses (i) and (iii) of the preceding sentence and 1,002,432 of the shares described in clause (ii) of that sentence.

<F5>  The indicated reporting person directly owns these shares in his individual capacity.

<F6>  JSO beneficially owns (i) 184,848 of these shares as a result of being a trustee of several family trusts, (ii) 2,326,632 of these shares as a result of the provisions of certain family trusts described under Item 6, and (iii) 430,038 of these shares as a result of serving as a director of the Foundation, which is the legal owner of such 430,038 shares. JSO disclaims beneficial ownership of 158,760 of the shares described in clause (i) of the preceding sen-

tence, 501,216 of the shares described in clause (ii) of that sentence and all of the shares described in clause (iii) of that sentence.

<F7>  PHO beneficially owns (i) 2,326,032 of these shares as a result of the provisions of certain family trusts described herein under Item 6, and (ii) 430,038 of these shares as a result of serving as a director of the Foundation, which is the legal owner of such 430,038 shares. PHO disclaims beneficial ownership of 501,216 of the shares described in clause (i) of the preceding sentence and all of the shares described in clause (ii) of that sentence.

     (c) Except for the transaction described under Item 4 of this Amendment No. 3, the reporting persons have not effected any transactions in the Common Stock of the Company during the past 60 days.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     Pursuant to an agreement dated June 27, 1991 (the "Agreement"), the Foundation agreed to sell to the Company 200,000 shares of Common Stock of the Company (such 200,000 shares are hereinafter referred to as the "Stock"). The Agreement provides that the Company shall purchase from the Foundation, for cash, 25% of the Stock (50,000) shares on each of the following closing dates: last business day of the third quarter 1991; last business day of the fourth quarter 1991; last business day of the first quarter 1992; and last business day of the second quarter 1992. The purchase price which the Company shall pay to the Foundation on each of the closing dates shall be determined by dividing the aggregate daily closing prices of the Company's Common Stock as reported on the New York Stock Exchange - Composite Transactions for each trading day during said calendar quarters by the number of trading days within such period. The first installment sale under the Agreement was closed on September 30, 1991, the second installment sale under the Agreement was closed on December 31, 1991 and, as disclosed under Item 5(c), the third installment sale under the Agreement was closed on March 31, 1992.

Item 7.  Material to be Filed as Exhibits.

     A list of exhibits included as part of this Statement is set forth in the
Exhibit Index which immediately precedes the exhibits and is incorporated herein by this reference.

PAGE  6  of   7   Pages

                                  Signatures

     After reasonable inquiry, the undersigned certify that the information set forth in this Statement, or amendment thereto, is true, complete and correct.

Dated:    April 6, 1992                /s/ Edna Jean Offield
                                       ------------------------
                                           Edna Jean Offield


                                       /s/ James S. Offield
                                       ------------------------
                                           James S. Offield


                                       /s/ Paxson H. Offield
                                       ------------------------
                                           Paxson H. Offield

PAGE  7  of   7   Pages


                        EXHIBIT INDEX
                                                  Sequential
                                                     Page
Number              Description of Exhibit          Number

   1      Letter agreement dated June 27, 1991        N/A
          between the Foundation and the
          Company*

*  Incorporated by reference to Exhibit Number 3 to the joint statement on
Schedule 13D, dated October 18, 1991, of the reporting persons relating to the Common Stock of the Company.

********************

END AMENDMENT 3

********************

BEGIN AMENDMENT TO AMENDMENT 2

********************

                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549
                               SCHEDULE 13D
                 Under the Securities Exchange Act of 1934

                       Amendment to (Amendment No. 2)*

                          Wm. Wrigley Jr. Company
                              (Name of Issuer)

                                Common Stock
                       (Title of Class of Securities)

                                982526 10 5
                               (CUSIP Number)

                  Raymond H. Drymalski, Bell, Boyd & Lloyd
                       70 West Madison Street, #3200
                   Chicago, Illinois 60602, (312) 372-1121
          (Name, Address and Telephone Number of Person Authorized
                    to Receive Notices and Communications)

                             December 31, 1991
           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box ( ).

Check the following box if a fee is being paid with the statement ( ). (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 7 Pages

SCHEDULE 13D
CUSIP No.    982526 10 5
PAGE  2  of   7   Pages

1    NAME OF REPORTING PERSON:  Edna Jean Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:                32,040
8    SHARED VOTING POWER:           4,282,916
9    SOLE DISPOSITIVE POWER:           32,040
10   SHARED DISPOSITIVE POWER:      4,282,916
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                        4,314,956
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  13.77%
14   TYPE OF REPORTING PERSON:  IN

SCHEDULE 13D
CUSIP No.    982526 10 5
PAGE  3  of   7   Pages

1    NAME OF REPORTING PERSON:  James S. Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:               81,064
8    SHARED VOTING POWER:          2,990,918
9    SOLE DISPOSITIVE POWER:          81,064
10   SHARED DISPOSITIVE POWER:     2,990,918
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       3,071,982
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  9.92%
14   TYPE OF REPORTING PERSON:  IN

SCHEDULE 13D
CUSIP No.    982526 10 5
PAGE  4  of   7   Pages

1    NAME OF REPORTING PERSON:  Paxson H. Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:               76,000
8    SHARED VOTING POWER:          2,806,070
9    SOLE DISPOSITIVE POWER:          76,000
10   SHARED DISPOSITIVE POWER:     2,806,070
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       2,882,070
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  9.33%
14   TYPE OF REPORTING PERSON:  IN

PAGE  5  of   7   Pages

     This Amendment No. 2 relates to the joint statement on Schedule 13D, dated October 18, 1991, as previously amended and as amended hereby (the "Statement"), of Edna Jean Offield, James S. Offield and Paxson H. Offield relating to the Common Stock, no par value, of the Wm. Wrigley Jr. Company (the "Company"). Unless otherwise defined herein, all capitalized terms used but not defined herein shall have the meanings given them in the joint statement filed October 18, 1991 or any previous amendment thereto. Except as amended hereby, the information set forth in the Statement remains true, complete and correct.

Item 4.  Purpose of Transaction.

     Pursuant to the agreement described under Item 6, on December 31, 1991, the Offield Family Foundation (the "Foundation") sold 50,000 shares of Common Stock to the Company for a purchase price per share determined in accordance with a formula set forth in such agreement. Each of the reporting persons is a director of the Foundation and as such shares voting and dispositive power with respect to the Common Stock of the Company owned by the Foundation. Each of the reporting persons disclaims beneficial ownership of such Common Stock.
Following the sale described above, the Foundation owns 480,038 shares of Common Stock of the Company.

Item 5.  Interest in Securities of the Issuer.

     (a) Shares of Class B Common Stock, no par value ("Class B Stock"), of the Company are convertible at any time into shares of Comon Stock on a share for share basis, are entitled to ten votes per share and are subject to restrictions on transfer. Because of the conversion feature of the Class B Stock, rule 13d-3(d) under the Securities Exchange Act of 1934, as amended, requires that the shares of Class B Stock beneficially owned by the reporting persons be treated as shares of Common Stock for purposes of this Statement. The following table sets forth, with respect to each of the reporting persons (i) the aggregate number of shares of Common Stock beneficially owned, and (ii) the approximate percentage of outstanding shares of Common Stock beneficially owned. Of the shares set forth under the middle column below, 1,298,438, 877,981 and 800,677 are shares of Class B Stock beneficially owned by EJO, JSO and PHO, respectively. The percentage calculations set forth below are based on 30,089,726 shares of Common Stock outstanding as of December 16, 1991, plus the respective number of shares of Class B Stock that are beneficially owned by the reporting persons.

                    Shares of
     Reporting      Common Stock             Percentage
     Person         Beneficially Owned       Owned
     ----------      -------------            ---------
     EJO            4,314,956                13.77%

     JSO            3,071,982                 9.92%

     PHO            2,882,070                 9.33%


     (b) The following table sets forth, with respect to each of the reporting persons, the number of shares of Common Stock as to which the reporting person has (i) sole power to vote or to direct the vote, (ii) shared power to vote or direct the vote, (iii) sole power to dispose or direct the disposition, and (iv) shared power to dispose or direct the disposition:

                  Sole           Shared             Sole            Shared
   Reporting     Voting          Voting          Dispositive      Dispositive
     Person     Power<F1>       Power<F2>         Power<F1>        Power<F2>
    --------    ---------      -----------        ---------        ---------
      EJO       32,040<F3>     4,282,916<F4>      32,040<F3>      4,282,916<F4>

      JSO       81,064<F5>     2,990,918<F6>      81,064<F5>      2,990,918<F6>

      PHO       76,000<F5>     2,806,070<F7>      76,000<F5>      2,806,070<F7>


- --------------------
<F1>  Of the shares listed in this column, 10,680, 27,021 and 25,333 are shares of Class B Stock beneficially owned by EJO, JSO and PHO, respectively.

<F2>  Of the shares listed in this column, 850,960, 850,960 and 775,344 are shares of Class B Stock beneficially owned by EJO, JSO and PHO, respectively.

<F3>  EJO beneficially owns these shares in her capacity as trustee under a living trust she established several years ago.

<F4>  EJO beneficially owns (i) 1,476,846 of these shares as a result of being a trustee of several family trusts, (ii) 2,326,032 of these shares as a result of the provisions of certain family trusts described under Item 6, and (iii) 480,038 of these shares as a result of serving as a director of the Foundation, which is the legal owner of such 480,038 shares. EJO disclaims beneficial ownership of all of the shares described in clauses (i) and (iii) of the preceding sentence and 1,002,432 of the shares described in clause (ii) of that sentence.

<F5>  The indicated reporting person directly owns these shares in his individual capacity.

<F6>  JSO beneficially owns (i) 184,848 of these shares as a result of being a trustee of several family trusts, (ii) 2,326,632 of these shares as a result of the provisions of certain family trusts described under Item 6, and (iii) 480,038 of these shares as a result of serving as a director of the Foundation, which is the legal owner of such 480,038 shares. JSO disclaims beneficial ownership of 158,760 of the shares described in clause (i) of the preceding sen-tence, 501,216 of the shares described in clause (ii) of that sentence and all of the shares described in clause (iii) of that sentence.

<F7>  PHO beneficially owns (i) 2,326,032 of these shares as a result of the provisions of certain family trusts described herein under Item 6, and (ii) 480,038 of these shares as a result of serving as a director of the Foundation, which is the legal owner of such 480,038 shares. PHO disclaims beneficial ownership of 501,216 of the shares described in clause (i) of the preceding sentence and all of the shares described in clause (ii) of that sentence.

     (c) Except for the transaction described under Item 4 of this Amendment No. 2, the reporting persons have not effected any transactions in the Common Stock of the Company during the past 60 days.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     Pursuant to an agreement dated June 27, 1991 (the "Agreement"), the Foundation agreed to sell to the Company 200,000 shares of Common Stock of the Company (such 200,000 shares are hereinafter referred to as the "Stock"). The Agreement provides that the Company shall purchase from the Foundation, for cash, 25% of the Stock (50,000) shares on each of the following closing dates: last business day of the third quarter 1991; last business day of the fourth quarter 1991; last business day of the first quarter 1992; and last business day of the second quarter 1992. The purchase price which the Company shall pay to the Foundation on each of the closing dates shall be determined by dividing the aggregate daily closing prices of the Company's Common Stock as reported on the New York Stock Exchange - Composite Transactions for each trading day during said calendar quarters by the number of trading days within such period. The first installment sale under the Agreement was closed on September 30, 1991 and, as disclosed under Item 5(c), the second installment sale under the Agreement was closed on December 31, 1991.

Item 7.  Material to be Filed as Exhibits.

     A list of exhibits included as part of this Statement is set forth in the
Exhibit Index which immediately precedes the exhibits and is incorporated herein by this reference.

PAGE  6  of   7   Pages

                                  Signatures

     After reasonable inquiry, the undersigned certify that the information set forth in this Statement, or amendment thereto, is true, complete and correct.

Dated:    April 6, 1992                /s/ Edna Jean Offield
                                       ------------------------
                                           Edna Jean Offield


                                       /s/ James S. Offield
                                       ------------------------
                                           James S. Offield


                                       /s/ Paxson H. Offield
                                       ------------------------
                                           Paxson H. Offield

PAGE  7  of   7   Pages


                        EXHIBIT INDEX
                                                  Sequential
                                                     Page
Number              Description of Exhibit          Number

   1      Letter agreement dated June 27, 1991        N/A
          between the Foundation and the
          Company*

*  Incorporated by reference to Exhibit Number 3 to the joint statement on
Schedule 13D, dated October 18, 1991, of the reporting persons relating to the Common Stock of the Company.

********************

END AMENDMENT TO AMENDMENT 2

********************

BEGIN AMENDMENT 2

********************

                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549
                               SCHEDULE 13D
                 Under the Securities Exchange Act of 1934

                           (Amendment No. 2)*

                          Wm. Wrigley Jr. Company
                              (Name of Issuer)

                                Common Stock
                       (Title of Class of Securities)

                                982526 10 5
                               (CUSIP Number)

                  Raymond H. Drymalski, Bell, Boyd & Lloyd
                       70 West Madison Street, #3200
                   Chicago, Illinois 60602, (312) 372-1121
          (Name, Address and Telephone Number of Person Authorized
                    to Receive Notices and Communications)

                             December 31, 1991
           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box ( ).

Check the following box if a fee is being paid with the statement ( ). (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 7 Pages

SCHEDULE 13D
CUSIP No.    982526 10 5
PAGE  2  of   7   Pages

1    NAME OF REPORTING PERSON:  Edna Jean Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:                32,040
8    SHARED VOTING POWER:           4,282,916
9    SOLE DISPOSITIVE POWER:           32,040
10   SHARED DISPOSITIVE POWER:      4,282,916
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                        4,314,956
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  14.34%
14   TYPE OF REPORTING PERSON:  IN

SCHEDULE 13D
CUSIP No.    982526 10 5
PAGE  3  of   7   Pages

1    NAME OF REPORTING PERSON:  James S. Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:               81,064
8    SHARED VOTING POWER:          2,990,918
9    SOLE DISPOSITIVE POWER:          81,064
10   SHARED DISPOSITIVE POWER:     2,990,918
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       3,071,982
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  10.21%
14   TYPE OF REPORTING PERSON:  IN

SCHEDULE 13D
CUSIP No.    982526 10 5
PAGE  4  of   7   Pages

1    NAME OF REPORTING PERSON:  Paxson H. Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:               76,000
8    SHARED VOTING POWER:          2,806,070
9    SOLE DISPOSITIVE POWER:          76,000
10   SHARED DISPOSITIVE POWER:     2,806,070
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       2,882,070
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  9.58%
14   TYPE OF REPORTING PERSON:  IN

PAGE  5  of   7   Pages

     This Amendment No. 2 relates to the joint statement on Schedule 13D, dated October 18, 1991, as previously amended and as amended hereby (the "Statement"), of Edna Jean Offield, James S. Offield and Paxson H. Offield relating to the Common Stock, no par value, of the Wm. Wrigley Jr. Company (the "Company"). Unless otherwise defined herein, all capitalized terms used but not defined herein shall have the meanings given them in the joint statement filed October 18, 1991 or any previous amendment thereto. Except as amended hereby, the information set forth in the Statement remains true, complete and correct.

Item 4.  Purpose of Transaction.

     Pursuant to the agreement described under Item 6, on December 31, 1991, the Offield Family Foundation (the "Foundation") sold 50,000 shares of Common Stock to the Company for a purchase price per share determined in accordance with a formula set forth in such agreement. Each of the reporting persons is a director of the Foundation and as such shares voting and dispositive power with respect to the Common Stock of the Company owned by the Foundation. Each of the reporting persons disclaims beneficial ownership of such Common Stock.
Following the sale described above, the Foundation owns 480,038 shares of Common Stock of the Company.

Item 5.  Interest in Securities of the Issuer.

     (a) Shares of Class B Common Stock, no par value ("Class B Stock"), of the Company are convertible at any time into shares of Comon Stock on a share for share basis, are entitled to ten votes per share and are subject to restrictions on transfer. Because of the conversion feature of the Class B Stock, rule 13d-3(d) under the Securities Exchange Act of 1934, as amended, requires that the shares of Class B Stock beneficially owned by the reporting persons be treated as shares of Common Stock for purposes of this Statement. The following table sets forth, with respect to each of the reporting persons (i) the aggregate number of shares of Common Stock beneficially owned, and (ii) the approximate percentage of outstanding shares of Common Stock beneficially owned. Of the shares set forth under the middle column below, 861,640, 877,981 and 800,677 are shares of Class B Stock beneficially owned by EJO, JSO and PHO, respectively. The percentage calculations set forth below are based on 30,089,726 shares of Common Stock outstanding as of December 16, 1991, plus the respective number of shares of Class B Stock that are beneficially owned by the reporting persons.

                    Shares of
     Reporting      Common Stock             Percentage
     Person         Beneficially Owned       Owned
     ----------      -------------            ---------
     EJO            4,314,956                14.34%

     JSO            3,071,982                10.21%

     PHO            2,882,070                 9.58%


     (b) The following table sets forth, with respect to each of the reporting persons, the number of shares of Common Stock as to which the reporting person has (i) sole power to vote or to direct the vote, (ii) shared power to vote or direct the vote, (iii) sole power to dispose or direct the disposition, and (iv) shared power to dispose or direct the disposition:

                  Sole           Shared             Sole            Shared
   Reporting     Voting          Voting          Dispositive      Dispositive
     Person     Power<F1>       Power<F2>         Power<F1>        Power<F2>
    --------    ---------      -----------        ---------        ---------
      EJO       32,040<F3>     4,282,916<F4>      32,040<F3>      4,282,916<F4>

      JSO       81,064<F5>     2,990,918<F6>      81,064<F5>      2,990,918<F6>

      PHO       76,000<F5>     2,806,070<F7>      76,000<F5>      2,806,070<F7>


- --------------------
<F1>  Of the shares listed in this column, 10,680, 27,021 and 25,333 are shares of Class B Stock beneficially owned by EJO, JSO and PHO, respectively.

<F2>  Of the shares listed in this column, 850,960, 850,960 and 775,344 are shares of Class B Stock beneficially owned by EJO, JSO and PHO, respectively.

<F3>  EJO beneficially owns these shares in her capacity as trustee under a living trust she established several years ago.

<F4>  EJO beneficially owns (i) 1,476,846 of these shares as a result of being a trustee of several family trusts, (ii) 2,326,032 of these shares as a result of the provisions of certain family trusts described under Item 6, and (iii) 480,038 of these shares as a result of serving as a director of the Foundation, which is the legal owner of such 480,038 shares. EJO disclaims beneficial ownership of all of the shares described in clauses (i) and (iii) of the preceding sentence and 1,002,432 of the shares described in clause (ii) of that sentence.

<F5>  The indicated reporting person directly owns these shares in his individual capacity.

<F6>  JSO beneficially owns (i) 184,848 of these shares as a result of being a trustee of several family trusts, (ii) 2,326,632 of these shares as a result of the provisions of certain family trusts described under Item 6, and (iii) 480,038 of these shares as a result of serving as a director of the Foundation, which is the legal owner of such 480,038 shares. JSO disclaims beneficial ownership of 158,760 of the shares described in clause (i) of the preceding sen-tence, 501,216 of the shares described in clause (ii) of that sentence and all of the shares described in clause (iii) of that sentence.

<F7>  PHO beneficially owns (i) 2,326,032 of these shares as a result of the provisions of certain family trusts described herein under Item 6, and (ii) 480,038 of these shares as a result of serving as a director of the Foundation, which is the legal owner of such 480,038 shares. PHO disclaims beneficial ownership of 501,216 of the shares described in clause (i) of the preceding sentence and all of the shares described in clause (ii) of that sentence.

     (c) Except for the transaction described under Item 4 of this Amendment No. 2, the reporting persons have not effected any transactions in the Common Stock of the Company during the past 60 days.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     Pursuant to an agreement dated June 27, 1991 (the "Agreement"), the Foundation agreed to sell to the Company 200,000 shares of Common Stock of the Company (such 200,000 shares are hereinafter referred to as the "Stock"). The Agreement provides that the Company shall purchase from the Foundation, for cash, 25% of the Stock (50,000) shares on each of the following closing dates: last business day of the third quarter 1991; last business day of the fourth quarter 1991; last business day of the first quarter 1992; and last business day of the second quarter 1992. The purchase price which the Company shall pay to the Foundation on each of the closing dates shall be determined by dividing the aggregate daily closing prices of the Company's Common Stock as reported on the New York Stock Exchange - Composite Transactions for each trading day during said calendar quarters by the number of trading days within such period. The first installment sale under the Agreement was closed on September 30, 1991 and, as disclosed under Item 5(c), the second installment sale under the Agreement was closed on December 31, 1991.

Item 7.  Material to be Filed as Exhibits.

     A list of exhibits included as part of this Statement is set forth in the
Exhibit Index which immediately precedes the exhibits and is incorporated herein by this reference.

PAGE  6  of   7   Pages

                                  Signatures

     After reasonable inquiry, the undersigned certify that the information set forth in this Statement, or amendment thereto, is true, complete and correct.

Dated:    January 7, 1992              /s/ Edna Jean Offield
                                       ------------------------
                                           Edna Jean Offield


                                       /s/ James S. Offield
                                       ------------------------
                                           James S. Offield


                                       /s/ Paxson H. Offield
                                       ------------------------
                                           Paxson H. Offield

PAGE  7  of   7   Pages


                        EXHIBIT INDEX
                                                  Sequential
                                                     Page
Number              Description of Exhibit          Number

   1      Letter agreement dated June 27, 1991        N/A
          between the Foundation and the
          Company*

*  Incorporated by reference to Exhibit Number 3 to the joint statement on
Schedule 13D, dated October 18, 1991, of the reporting persons relating to the Common Stock of the Company.

********************

END AMENDMENT 2

********************

BEGIN AMENDMENT 1

********************

                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549
                               SCHEDULE 13D
                 Under the Securities Exchange Act of 1934

                           (Amendment No. 1)*

                          Wm. Wrigley Jr. Company
                              (Name of Issuer)

                                Common Stock
                       (Title of Class of Securities)

                                982526 10 5
                               (CUSIP Number)

                  Raymond H. Drymalski, Bell, Boyd & Lloyd
                       70 West Madison Street, #3200
                   Chicago, Illinois 60602, (312) 372-1121
          (Name, Address and Telephone Number of Person Authorized
                    to Receive Notices and Communications)

                             October 31, 1991
           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box ( ).

Check the following box if a fee is being paid with the statement ( ). (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 7 Pages

SCHEDULE 13D
CUSIP No.    982526 10 5
PAGE  2  of   7   Pages

1    NAME OF REPORTING PERSON:  Edna Jean Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:                32,040
8    SHARED VOTING POWER:           4,332,916
9    SOLE DISPOSITIVE POWER:           32,040
10   SHARED DISPOSITIVE POWER:      4,332,916
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                        4,364,956
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  13.99%
14   TYPE OF REPORTING PERSON:  IN

SCHEDULE 13D
CUSIP No.    982526 10 5
PAGE  3  of   7   Pages

1    NAME OF REPORTING PERSON:  James S. Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:               81,064
8    SHARED VOTING POWER:          3,040,918
9    SOLE DISPOSITIVE POWER:          81,064
10   SHARED DISPOSITIVE POWER:     3,040,918
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       3,121,982
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  10.15%
14   TYPE OF REPORTING PERSON:  IN

SCHEDULE 13D
CUSIP No.    982526 10 5
PAGE  4  of   7   Pages

1    NAME OF REPORTING PERSON:  Paxson H. Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:               76,000
8    SHARED VOTING POWER:          2,856,070
9    SOLE DISPOSITIVE POWER:          76,000
10   SHARED DISPOSITIVE POWER:     2,856,070
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       2,932,070
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  9.3%
14   TYPE OF REPORTING PERSON:  IN

PAGE  5  of   7   Pages

     This Amendment No. 1 relates to the joint statement on Schedule 13D, dated October 18, 1991 (the "Original Statement"), of Edna Jean Offield, James S. Offield and Paxson H. Offield relating to the Common Stock, no par value, of the Wm. Wrigley Jr. Company. The Original Statement, as amended hereby, is referred to herein as the "Statement." All terms used but not defined herein shall have the meanings given them in the Original Statement. Except as amended hereby, the information set forth in the Original Statement remains true, complete and correct.

Item 4.  Purpose of Transaction.

     On October 31, 1991, EJO acquired beneficial ownership of 855,200 shares of Common Stock and 436,798 shares of Class B Stock of the Company as a result of becoming a trustee of several family trusts which include these shares among their trust properties. In her capacity as trustee, EJO shares voting and dispositive power over these shares with the other individual trustee of the trusts. Because shares of Class B Stock are convertible into shares of Common Stock at any time on a share-for-share basis, rule 13d-3(d) under the Securities Exchange Act of 1934, as amended, requires that shares of Class B Stock be treated as shares of Common Stock for purposes of this Statement. Accordingly, on October 31, 1991, EJO acquired beneficial ownership of 1,291,998 shares of Common Stock.

     As previously reported under Item 5(b) of the Original Statement, the nature of the reporting persons' respective beneficial ownership of shares of Common Stock varies. However, regardless of the nature of the reporting persons' beneficial ownership of shares, all shares of Common Stock reported by this Statement as being beneficially owned by them are held for investment purposes. In the normal course of managing their investment in the Company's Common Stock (whether the Common Stock is owed directly or indirectly as a result of any of the facts described under Item 5(b) of the Statement), the reporting persons may acquire or dispose of shares of Common Stock. Except as described in the preceding sentence, the reporting persons have no plans or proposals which relate to or would result in any of the events described in paragraphs (a) through (j) set forth under Item 4 of Schedule 13D.

Item 5.

     (a) The following table sets forth, with respect to EJO (i) the aggregate number of shares of Common Stock beneficially owned and (ii) the approximate percentage of outstanding shares of Common Stock beneficially owned. Of the shares set forth under the middle column below, 1,298,438 are shares of Class B Stock beneficially owned by EJO. The percentage calculation set forth below is based on 29,879,927 shares of Common Stock outstanding as of July 15, 1991, plus the number of shares of Class B Stock that are beneficially owned by EJO.

                    Shares of
     Reporting      Common Stock             Percentage
     Person         Beneficially Owned       Owned
     ----------      -------------            ---------
     EJO            4,364,956                13.99%


     (b) The following table sets forth, with respect to each of the reporting persons, the number of shares of Common Stock as to which the reporting person has (i) sole power to vote or to direct the vote, (ii) shared power to vote or direct the vote, (iii) sole power to dispose or direct the disposition, and (iv) shared power to dispose or direct the disposition:

                  Sole           Shared             Sole            Shared
   Reporting     Voting          Voting          Dispositive      Dispositive
     Person     Power<F1>       Power<F2>         Power<F1>        Power<F2>
    --------    ---------      -----------        ---------        ---------
      EJO       32,040<F3>     4,332,916<F4>      32,040<F3>      4,332,916<F4>


- --------------------
<F1>  Of the shares listed in this column, 10,680 are shares of Class B Stock beneficially owned by EJO.

<F2>  Of the shares listed in this column, 1,287,758 are shares of Class B Stock beneficially owned by EJO.

<F3>  EJO beneficially owns these shares in her capacity as trustee under a living trust she established several years ago.

<F4>  EJO beneficially owns (i) 1,476,846 of these shares as a result of being a trustee of several family trusts, (ii) 2,326,032 of these shares as a result of the provisions of certain family trusts described under Item 6 of the Original Statement, and (iii) 530,038 of these shares as a result of serving as a director of The Offield Family Foundation (the "Foundation"), which is the legal owner of such 530,038 shares. EJO disclaims beneficial ownership of all of the shares described in clauses (i) and (iii) of the preceding sentence and 1,002,432 of the shares described in clause (ii) of that sentence. EJO shares voting and dispositve power over 1,291,998 of the shares described in clause (i) with John T. Hayes, a trustee of certain of the family trusts described in that clause. For the applicable information required by subparagraphs (b) through
(f) of Item 2 with respect to Mr. Hayes, see Exhibit 1 hereto which is incorporated herein by this reference.

     (c) Except for the transaction described under Item 4 of this Amendment No. 1, the reporting persons have not effected any transactions in the Common Stock of the Company since October 21, 1991, the date of their most recent joint filing on Schedule 13D.

Item 7.  Material to Be Filing as Exhibits.

     A list of the exhibits included as part of this Amendment No. 1 is set forth in the Exhibit Index which immediately precedes the exhibits and is incorporated herein by this reference.

PAGE  6  of   7   Pages

                                  Signatures

     After reasonable inquiry, the undersigned certify that the information set forth in this Statement, or amendment thereto, is true, complete and correct.

Dated:    November 5, 1991             /s/ Edna Jean Offield
                                       ------------------------
                                           Edna Jean Offield


                                       /s/ James S. Offield
                                       ------------------------
                                           James S. Offield


                                       /s/ Paxson H. Offield
                                       ------------------------
                                           Paxson H. Offield

PAGE  7  of   7   Pages

                        EXHIBIT INDEX
                                                  Sequential
                                                     Page
Number              Description of Exhibit          Number*

   1      Information required by subparagraphs
          (b) through (f) of Item 2 with respect
          to John T. Hayes

*  Appears only in manually signed original.

********************

END AMENDMENT 1

********************

SCHEDULE 13D

********************

                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549
                               SCHEDULE 13D
                 Under the Securities Exchange Act of 1934

                           (Amendment No. ___)*

                          Wm. Wrigley Jr. Company
                              (Name of Issuer)

                                Common Stock
                       (Title of Class of Securities)

                                982526 10 5
                               (CUSIP Number)

                  Raymond H. Drymalski, Bell, Boyd & Lloyd
                       70 West Madison Street, #3200
                   Chicago, Illinois 60602, (312) 372-1121
          (Name, Address and Telephone Number of Person Authorized
                    to Receive Notices and Communications)

                             October 9, 1991
           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box ( ).

Check the following box if a fee is being paid with the statement ( ). (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 7 Pages

SCHEDULE 13D
CUSIP No.    982526 10 5
PAGE  2  of   7   Pages

1    NAME OF REPORTING PERSON:  Edna Jean Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:                32,040
8    SHARED VOTING POWER:           3,040,918
9    SOLE DISPOSITIVE POWER:           32,040
10   SHARED DISPOSITIVE POWER:      3,040,918
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                        3,072,958
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  9.99%
14   TYPE OF REPORTING PERSON:  IN

SCHEDULE 13D
CUSIP No.    982526 10 5
PAGE  3  of   7   Pages

1    NAME OF REPORTING PERSON:  James S. Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:               81,064
8    SHARED VOTING POWER:          3,040,918
9    SOLE DISPOSITIVE POWER:          81,064
10   SHARED DISPOSITIVE POWER:     3,040,918
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       3,121,982
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  10.15%
14   TYPE OF REPORTING PERSON:  IN

SCHEDULE 13D
CUSIP No.    982526 10 5
PAGE  4  of   7   Pages

1    NAME OF REPORTING PERSON:  Paxson H. Offield
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          ###-##-####
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
          a ( ) b ( )
3    SEC USE ONLY
4    SOURCE OF FUNDS:  Not applicable
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e):  ( )
6    CITIZENSHIP OR PLACE OF ORGANIZATION:  United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
     WITH--
7    SOLE VOTING POWER:               76,000
8    SHARED VOTING POWER:          2,856,070
9    SOLE DISPOSITIVE POWER:          76,000
10   SHARED DISPOSITIVE POWER:     2,856,070
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                       2,932,070
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES: ( )
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  9.39%
14   TYPE OF REPORTING PERSON:  IN

PAGE  5  of   7   Pages

Item 1.  Security and Issuer.

     This statement on Schedule 13D (the "Statement") relates to the Common Stock, no par value (the "Common Stock"), of Wm. Wrigley, Jr. Company (the "Company"), whose principal offices are located at 410 North Michigan Avenue, Chicago, Illinois 60611.

Item 2.  Identity and Background.

     (a) This Statement is being filed jointly by Edna Jean Offield ("EJO") and her sons, James S. Offield ("JSO") and Paxson H. Offield ("PHO" and collectively with EJO and JSO, the "reporting persons").

     (b) The residence address of EJO is P. O. Box 395, Hoyt Road, Harbor Springs, Michigan 49740; the residence address of JSO is 245 Eagle Dancer Road, Sedona, Arizona 86336; and the business address of PHO is Santa Catalina Island Company, P. O. Box 737, 150 Metropole Avenue, Avalon, California 90704.

     (c) EJO is retired; JSO is a private investor; and PHO is president of Santa Catalina Island Company, a real estate development company.

     (d) During the past five years, none of the reporting persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (e) During the last five years, none of the reporting persons has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such reporting person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandatory activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     (f)  Each of the reporting persons is a citizen of the United States.

Item 3.  Source and Amount of Funds or Other Consideration.

     Not Applicable.

Item 4.  Purpose of Transaction.

     As more fully described under Item 5(b), the nature of the reporting persons' respective beneficial ownership of shares of Common Stock varies. However, regardless of the nature of the reporting persons' beneficial ownership of shares, all shares of Common Stock reported by this Statement as being beneficially owned by them are held for investment purposes. In the normal course of managing their investment in the Company's Common Stock (whether the Common Stock is owed directly or indirectly as a result of any of the facts described under Item 5(b)), the reporting persons may acquire or dispose of shares of Common Stock. Except as described in the preceding sentence, the reporting persons have no plans or proposals which relate to or would result in any of the events described in paragraphs (a) through (j) set forth under Item 4 of Schedule 13D.

Item 5.

     (a) Shares of Class B Common Stock, no par value ("Class B Stock"), of the Company are convertible at any time into shares of Comon Stock on a share for share basis, are entitled to ten votes per share and are subject to restrictions on transfer. Because of the conversion feature of the Class B Stock, rule 13d-3(d) under the Securities Exchange Act of 1934, as amended, requires that the shares of Class B Stock beneficially owned by the reporting persons be treated as shares of Common Stock for purposes of this Statement. The following table sets forth, with respect to each of the reporting persons (i) the aggregate number of shares of Common Stock beneficially owned, and (ii) the approximate percentage of outstanding shares of Common Stock beneficially owned. Of the shares set forth under the middle column below, 861,640, 877,981 and 800,677 are shares of Class B Stock beneficially owned by EJO, JSO and PHO, respectively. The percentage calculations set forth below are based on 29,879,927 shares of Common Stock outstanding as of July 15, 1991, plus the respective number of shares of Class B Stock that are beneficially owned by the reporting persons.

                    Shares of
     Reporting      Common Stock             Percentage
     Person         Beneficially Owned       Owned
     ----------      -------------            ---------
     EJO            3,072,958                 9.99%

     JSO            3,121,982                10.15%

     PHO            2,932,070                 9.39%


     (b) The following table sets forth, with respect to each of the reporting persons, the number of shares of Common Stock as to which the reporting person has (i) sole power to vote or to direct the vote, (ii) shared power to vote or direct the vote, (iii) sole power to dispose or direct the disposition, and (iv) shared power to dispose or direct the disposition:

                  Sole           Shared             Sole            Shared
   Reporting     Voting          Voting          Dispositive      Dispositive
     Person     Power<F1>       Power<F2>         Power<F1>        Power<F2>
    --------    ---------      -----------        ---------        ---------
      EJO       32,040<F3>     3,040,918<F4>      32,040<F3>      4,040,918<F4>

      JSO       81,064<F5>     3,040,918<F6>      81,064<F5>      3,040,918<F6>

      PHO       76,000<F5>     2,856,070<F7>      76,000<F5>      2,856,070<F7>


- --------------------
<F1>  Of the shares listed in this column, 10,680, 27,021 and 25,333 are shares of Class B Stock beneficially owned by EJO, JSO and PHO, respectively.

<F2>  Of the shares listed in this column, 850,960, 850,960 and 775,344 are shares of Class B Stock beneficially owned by EJO, JSO and PHO, respectively.

<F3>  EJO beneficially owns these shares in her capacity as trustee under a living trust she established several years ago.

<F4>  EJO beneficially owns (i) 184,848 of these shares as a result of being a trustee of several family trusts, (ii) 2,326,032 of these shares as a result of the provisions of certain family trusts described under Item 6, and (iii) 530,038 of these shares as a result of serving as a director of The Offield Family Foundation (the "Foundation"), which is the legal owner of such 530,038 shares. EJO disclaims beneficial ownership of all of the shares described in clauses (i) and (iii) of the preceding sentence and 1,002,432 of the shares described in clause (ii) of that sentence.

<F5>  The indicated reporting person directly owns these shares in his individual capacity.

<F6>  JSO beneficially owns (i) 184,848 of these shares as a result of being a trustee of several family trusts, (ii) 2,326,632 of these shares as a result of the provisions of certain family trusts described under Item 6, and (iii) 530,038 of these shares as a result of serving as a director of the Foundation, which is the legal owner of such 530,038 shares. JSO disclaims beneficial ownership of 158,760 of the shares described in clause (i) of the preceding sen-tence, 501,216 of the shares described in clause (ii) of that sentence and all of the shares described in clause (iii) of that sentence.

<F7>  PHO beneficially owns (i) 2,326,032 of these shares as a result of the provisions of certain family trusts described herein under Item 6, and (ii) 530,038 of these shares as a result of serving as a director of the Foundation, which is the legal owner of such 530,038 shares. PHO disclaims beneficial ownership of 501,216 of the shares described in clause (i) of the preceding sentence and all of the shares described in clause (ii) of that sentence.

     (c) (i) On September 30, 1991, the Foundation sold 50,000 shares of Common Stock to the Company pursuant to the agreement described under Item 6.

          (ii) On October 9, 1991, the Last Will and Testament of Wrigley Offield (the deceased husband of EJO and father of JSO and PHO) was admitted into the probate court of the State of Michigan for administration. Under Michigan estate law, the dispositions of Common Stock of the Company made by Wrigley Offield pursuant to this Last Will and Testament were effective as of that date. As a result, on that date each of the reporting persons acquired beneficial ownership of 1,716,120 shares of Common Stock.

     (d) Except as described in the following sentence, the reporting persons (either individually or in combination) are entitled to receive, directly or as beneficiaries of certain family trusts, the dividends paid with respect to, and the proceeds from any sale of, all of the shares of Common Stock reported by this Statement as being beneficially owned by the reporting persons. The Foundation is entitled to receive the dividends paid with respect to, and the proceeds from any sale of, the 530,038 shares of Common Stock owned by the Foundation; and certain relatives of the reporting persons are entitled to receive, as beneficiaries of certain family trusts, the dividends paid with respect to, and the proceeds from any sale of, 126,000 shares of Common Stock beneficially owned by EJO and JSO as a result of being trustees of such trusts.

     (e)  Not Applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     Pursuant to the provisions of several family trusts that include shares of Common Stock and Class B Stock among their trust properties, the trustees thereof are directed (i) to buy, sell, exchange or otherwise deal with such shares only as directed in writing by all of the reporting persons and (ii) to grant to the reporting persons general proxies to vote all of such shares. Pursuant to these provisions, each of the reporting persons beneficially owns 2,326,032 shares of Common Stock. Decisions made by the reporting persons regarding the voting or disposition of these 2,326,032 may influence the reporting persons' decisions regarding the voting or disposition of the balance of the shares of Common Stock reported by this Statement as being beneficially owned by them.

     Pursuant to an agreement dated June 27, 1991 (the "Agreement"), the Foundation agreed to sell to the Company 200,000 shares of Common Stock of the Company (such 200,000 shares are hereinafter referred to as the "Stock"). The Agreement provides that the Company shall purchase from the Foundation, for cash, 25% of the Stock (50,000) shares on each of the following closing dates: last business day of the third quarter 1991; last business day of the fourth quarter 1991; last business day of the first quarter 1992; and last business day of the second quarter 1992. As disclosed under Item 5(c), the first installment sale under the Agreement was closed on September 30, 1991. As previously noted, each of the reporting persons is a director of the Foundation and as such shares voting and dispositive power with the respect to the Common Stock of the Company owned by the Foundation. Each of the reporting persons disclaims beneficial ownership of such Common Stock.

Item 7.  Material to be Filed as Exhibits.

     A list of exhibits included as part of this Statement is set forth in the
Exhibit Index which immediately precedes the exhibits and is incorporated herein by this reference.

PAGE  6  of   7   Pages

                                  Signatures

     After reasonable inquiry, the undersigned certify that the information set forth in this Statement, or amendment thereto, is true, complete and correct.

Dated:    October 18, 1991             /s/ Edna Jean Offield
                                       ------------------------
                                           Edna Jean Offield


                                       /s/ James S. Offield
                                       ------------------------
                                           James S. Offield


                                       /s/ Paxson H. Offield
                                       ------------------------
                                           Paxson H. Offield

PAGE  7  of   7   Pages

                        EXHIBIT INDEX
                                                  Sequential
                                                     Page
Number              Description of Exhibit          Number*

   1      Agreement dated October 18, 1991 among
          the reporting persons with respect to
          their joint filing of the Statement on
          Schedule 13D

   2      Provision of Wrigley family trusts
          pursuant to which each of the reporting
          persons beneficially owns 2,326,032
          shares of Common Stock

   3      Agreement dated June 27, 1991 between
          the Foundation and the Company regarding the sale by the Foundation of Common
          Stock to the Company

*  Appears only in manually signed original.